SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, DC 20549


                             -----------------


                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                             -----------------


                      Date of Report: August 19, 2002
                     (Date of earliest event reported)


                                   REFAC
             (Exact Name of Registrant as Specified in Charter)


         Delaware                          0-7704               13-1681234
(State or Other Jurisdiction of    (Commission File Number)  (IRS Employer
    Incorporation)                                           Identification No.)


                115 River Road, Edgewater, New Jersey 07020
                  (Address of Principal Executive Offices)


                               (201) 943-4400
            (Registrant's telephone number, including area code)





Item 5.  Other events

         On August 19, 2002, the registrant entered into an Agreement and Plan of Merger with Palisade Concentrated Equity Partnership, L.P. and Palisade Merger Corp. A copy of such agreement is filed herewith as Exhibit 10.1.

         In connection with the signing of the Merger Agreement, the registrant entered into an Amendment No.1 of the Rights Agreement with American Stock Transfer and Trust Company. A copy of such amendment is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

         In addition, the Company amended its employment agreements with Robert L. Tuchman, President and Chief Executive Officer, and Raymond A. Cardonne, Chief Financial Officer. Copies of such amendments are filed herewith as Exhibits 10.2 and 10.3, respectively and are incorporated herein by reference.

         Attached hereto as Exhibit 99 is a press release issued by the registrant regarding the merger.


                                 SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            REFAC


Date: August 20, 2002                       By:  /s/  Robert L. Tuchman
      ---------------                            ----------------------
                                            Robert L. Tuchman
                                            Chief Executive Officer, President
                                            and General Counsel




                                  EXHIBITS

4.1 Amendment No.1 to the Rights Agreement, dated as of August 19, 2002, between Refac and American Stock Transfer & Trust Company, incorporated by reference to Exhibit 1 to the Company's
         Registration Statement on Form 8-A, dated August 20, 2002.

10.1 Agreement and Plan of Merger among Palisade Concentrated Equity Partnership, L.P., Palisade Merger Corp. and Refac, dated as of August 19, 2002.

10.2 Third Amended and Restated Employment Agreement among Refac and Robert Tuchman, dated as of August 19, 2002.

10.3 First Amendment of the Employment Agreement among Refac and Raymond A. Cardonne, dated as of August 19, 2002.

99.      Press release issued on August 20, 2002 by Refac.

                                                           EXHIBIT 10.1















                        AGREEMENT AND PLAN OF MERGER


                        dated as of August 19, 2002


                                by and among


               PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P.


                           PALISADE MERGER CORP.


                                    and


                                   REFAC





                        AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of August 19, 2002 (this "Agreement"), is made and entered into by and among Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership ("Palisade"), Palisade Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Palisade ("Merger Sub"), and Refac, a Delaware corporation (the "Company").


                  WHEREAS, the general partner of Palisade has determined that it is in the best interests of Palisade to consummate, and has approved, and the respective Boards of Directors of Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Merger Sub would merge with and into the Company (the "Merger"), with the Company surviving;


                  WHEREAS, Palisade, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                 ARTICLE I

                                 The Merger

         1.01 The Merger. At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Merger shall be effected, and Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with the DGCL. The separate corporate existence of the Company with all its rights, privileges, powers, immunities and franchises shall continue unaffected by the Merger. As a result of the Merger, the outstanding shares of capital stock of the Company shall be converted or canceled in the manner provided in Article II.

         1.02 Effective Time. At the Closing (as defined in Section 1.03), a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Company and Merger Sub and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 of the DGCL, on the Closing Date (as defined in Section 1.03). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time being referred to herein as the "Effective Time").

         1.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, NY 10038, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the third business day following satisfaction of the conditions set forth in Section 8.01, provided that the other closing conditions set forth in Article VIII have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Palisade, Merger Sub and the Company the certificates and other documents and instruments required to be delivered under Article VIII.

         1.04 Effects of the Merger. Subject to the foregoing and the provisions of Article III, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

         1.05 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others (a) to consummate the Merger, (b) to continue the corporate existence of the Surviving Corporation under the laws of the State of Delaware, (c) to vest the Surviving Corporation with full title to all assets, properties, rights, privileges, powers, approvals, immunities and franchises of either of the Company and Merger Sub or (d) to effect the other purposes of this Agreement.

                                 ARTICLE II

                            Conversion of Shares

         2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Palisade, Merger Sub, the Company or the holder of any of the following securities:

         (a) Capital Stock of Merger Sub. Each issued and outstanding share of the common stock, par value $.001 per share, of Merger Sub (the "Merger Sub Common Stock") shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation (the "Surviving Corporation Stock").

         (b) Cancellation of Treasury Stock and Stock Owned by the Company, Palisade or Merger Sub. All shares of common stock, par value $.10 per share, of the Company ("Company Common Stock") (together with the associated Company Rights (as defined in Section 4.02), if any) that are owned by Palisade, Merger Sub or any parent or subsidiary of Palisade, or by the Company as treasury stock or by any wholly-owned Subsidiary (as defined in Section 4.01) of the Company (collectively, the "Cancelled Shares"), shall be canceled and retired and shall cease to exist and no cash, stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor.

         (c) Merger Consideration. Each share of Company Common Stock (other than the Cancelled Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

                  (i) An amount equal to $3.60 in cash without any interest thereon (plus any cash in lieu of fractional shares as described in Section 2.02(e))(the "Cash Consideration"); and

                  (ii) 0.2 shares of Surviving Corporation Stock, subject to cash in lieu of fractional shares of the Surviving Corporation Stock, if any, pursuant to Section 2.02(e)(the "Stock Consideration," and together with the Cash Consideration, the "Merger Consideration"), and each such one whole share of Surviving Corporation Stock shall be validly issued, fully paid and nonassesable and shall entitle the holder thereof to a Payment Right described in Section 2.01(d) of this Agreement.


All of the shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, upon the surrender of such certificate in accordance with Section 2.02, without interest.

         (d) Payment Right. Each holder of the shares of Surviving Corporation Stock issued pursuant to Section 2.01(c)(ii) shall be entitled to receive in exchange for each such one whole share $5.50 (subject to Sections 2.01(d)(i) and (ii), below)(the "Payment Right"), if such holder (or such holder's estate or heirs, or any other Person (as defined in Section 4.01) to whom such holder transfers such shares without value) tenders such shares of Surviving Corporation Stock to the Surviving Corporation as provided in Section 2.01(f), provided that such holder (or such holder's estate or heirs, or any other Person to whom such holder transfers such shares without value) continues to beneficially own such shares of Surviving Corporation Stock obtained pursuant to Section 2.01(c)(ii) during the entire period between the Closing Date and June 30, 2005, and provided further that:

                  (i) If the Surviving Corporation has not realized Liquid Distributable Assets (as defined below) of at least $14 million by March 31, 2003, then the Payment Right shall be equal to (A) $5.50 minus (B) an amount equal to the product of (x) the difference between $14 million and the actual amount of Liquid Distributable Assets realized and (y) 1.25, divided by (z) the sum of (1) 697,062 and (2) twenty percent of the number of shares of Company Common Stock issued between the date of this Agreement and the Closing Date pursuant to the exercise of Company Options (as defined in Section 2.01(h)).

                  (ii) In addition to (i) above, if the Surviving Corporation has not realized Liquid Distributable Assets of at least $18 million by June 30, 2005, then the Payment Right shall be equal to (A) the lesser of $5.50 and the Payment Right calculated pursuant to 2.01(d)(i) above, minus (B) an amount equal to the June 30, 2005 Deficiency divided by the sum of (1) 697,062 and (2) twenty percent of the number of shares of Company Common Stock issued between the date of this Agreement and the Closing Date pursuant to the exercise of Company Options. For purposes of this Section 2.01(d)(ii), "June 30, 2005 Deficiency" shall mean the difference between $18 million and the sum of (x) the actual amount of Liquid Distributable Assets realized by June 30, 2005 and (y) the shortfall, if any, between $14 million and the amount of Liquid Distributable Assets realized by March 31, 2003.


                  For purposes of this Section 2.01(d), "Liquid Distributable Assets" shall mean an amount of assets generated through (A) the sale of the Surviving Corporation's business segments and assets existing as of the Closing Date, Receivables (as defined below) and tax refunds collected after the Closing Date for taxes paid prior to the Closing Date plus the value of Tax Attributes (as defined below), plus (B) the Company's cash and cash equivalents as of the Closing Date, plus (C) interest earned or imputed on the items set forth in clauses (A) and (B), calculated net of (w) taxes paid, (x) actual operating expenses and liabilities incurred through March 31, 2003 or June 30, 2005, as applicable, (y) any incentive paid or payable to Robert Tuchman and/or Ray Cardonne with respect to the periods from the Closing Date through March 31, 2003, or June 30, 2005, as applicable, net of related tax benefits, and
(z) any reserve necessary to cover future costs of completing the sale of business segments and assets of the Surviving Corporation (in calculating such reserves, future expectancies of additional Liquid Distributable Assets shall be taken into account). Notwithstanding the foregoing, Liquid Distributable Assets shall be calculated (1) as if the payment of fees and expenses pursuant to Section 9.03(b) had not occurred and (2) without including any proceeds resulting from exercise of Company Options pursuant to Section 2.01(h).

                  For purposes of this Agreement, the terms:

                  (I) "Tax Attribute" shall mean, (1) as of March 31, 2003, any item of loss, deduction, expense, credit or other tax attribute held by the Surviving Corporation or its Subsidiaries immediately after March 31, 2003 that is available to offset taxable income of the Company (or, after the Effective Time, the Surviving Corporation) or its Subsidiaries attributable to any taxable period (whether such taxable period begins before, on or after the Closing Date), to the extent such tax attribute has not been used to obtain a tax refund described in Section 2.01(d)(A) above; and (2) as of June 30, 2005, any item of loss, deduction, expense, credit or other tax attribute held by the Surviving Corporation or its Subsidiaries immediately after March 31, 2003 that is actually used (or can be used, upon filing of a tax return for any taxable period ending before, on, or which includes June 30, 2005) to offset taxable income of the Company (or, after the Effective Time, the Surviving Corporation) or its Subsidiaries attributable to any taxable period ending on or before June 30, 2005, or, in the case of a taxable period that includes June 30, 2005, the portion of such taxable period that ends on June 30, 2005, to the extent such tax attribute has not been used to obtain a tax refund described in Section 2.01(d)(A) above. With respect to any taxable period that includes but does not end on June 30, 2005, the amount of taxable income attributable to such taxable period that may be offset by Tax Attributes shall be the amount of taxable income which would be offset if the relevant taxable period had ended on June 30, 2005. For purposes of this Agreement, the amount of any Tax Attribute held by the Surviving Corporation and its Subsidiaries immediately after March 31, 2003 shall be determined as if the taxable period of the Surviving Corporation and its Subsidiaries that includes March 31, 2003 ended on March 31, 2003.

                  (II) "Receivables" shall mean (1) as of March 31, 2003, the collection of revenue streams existing as of the Closing Date and the collection, maturity or conversion of the Surviving Corporation's assets existing as of the Closing Date (including, but not limited to, note payments and accounts receivable), and
         (2) as of June 30, 2005, the amounts actually collected pursuant to clause (1) by the Surviving Corporation through such date.

                  The Surviving Corporation shall determine the amounts of Liquid Distributable Assets, which shall include the amount of Liquid Distributable Assets available on the Closing Date, through March 31, 2003, and thereafter through June 30, 2005, as applicable. From and after the Closing Date, Palisade shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain a separate accounting with respect to the Liquid Distributable Assets, and the costs related thereto shall be excluded in determining the amount of Liquid Distributable Assets. To the extent the Surviving Corporation incurs any indebtedness, pays any interest with respect to such indebtedness, acquires any assets, incurs any expenses or takes any other action not directly related to efforts to monetize the Company's assets, or to operate the Company's business, in each case as of the Closing Date, any such indebtedness, interest, expenses or other action shall be excluded under such accounting in determining the amount of Liquid Distributable Assets and Tax Attributes.

         (e) Contingent Fund. From and after the date on which the Liquid Distributable Assets (excluding uncollected Receivables and unused Tax Attributes) exceed $14 million, the Surviving Corporation shall, and Palisade shall cause the Surviving Corporation to, at all times maintain a fund (the "Contingent Fund") comprised of such portion of the Liquid Distributable Assets (collected subsequent and in addition to the $14 million specified in the immediately preceding clause) necessary to make the payments to all Persons entitled thereto pursuant to Section 2.01(d); provided that from time to time the Surviving Corporation may withdraw assets from the Contingent Fund to the extent the Surviving Corporation determines, based upon the books and records of its transfer agent, that, due to the transfer for value of shares of Surviving Corporation Stock issued pursuant to Section 2.01(c)(ii), the assets in the Contingent Fund, in the aggregate, exceed the aggregate amount payable pursuant to Section 2.01(d). In the event the cash in the Contingent Fund shall be insufficient to make the payments to all Persons entitled thereto pursuant to Section 2.01(d), funds of the Surviving Corporation shall be used to make such remaining payments. If there is an acquisition, merger, recapitalization, dissolution or any similar transaction involving the Surviving Corporation before all such payments are made, Palisade shall take such action as may be required to ensure that such payments be paid when due to all Persons entitled thereto, which action may include, without limitation, setting aside funds or requiring the acquiring company to assume in writing the obligations pursuant to Section 2.01(d).

         (f) Payment of the Payment Amount.

                  (i) On or before July 15, 2005, the Surviving Corporation shall calculate the fair market value of the Liquid Distributable Assets and provide written notice of such calculation, along with all material supporting documentation related to such calculation, to the Board Observers (as defined in Section 3.04(a)). The Surviving Corporation shall permit the Board Observers (or their advisors) full access to the books and records of the Surviving Corporation for the purpose of verifying the calculation of Liquid Distributable Assets.

                  (ii) If, using the Surviving Corporation's calculation of Liquid Distributable Assets pursuant to paragraph (i) above, the Payment Right per share is less than $5.50, the Board Observers shall promptly review such calculation and, if either Board Observer disagrees with such calculation, such Board Observer shall provide written notice of such disagreement to the Surviving Corporation on or before August 5, 2005. Upon receiving such notice, the Surviving Corporation and the Board Observers shall in good faith work together to resolve such disagreement by August 31, 2005.

                  (iii) If the Surviving Corporation and the Board Observers are unable to agree upon the fair market value of the Liquid Distributable Assets by August 31, 2005, the Surviving Corporation shall promptly select an independent nationally-recognized accounting firm or financial advisors reasonably acceptable to the Board Observers to determine such fair market value; provided that such accounting firm or financial advisors shall not, at any time following August 31, 2000, have directly or indirectly been retained by, performed any services for, or otherwise had any relationship with Palisade or the Surviving Corporation or any affiliate, associate or Subsidiary of either of them. Such independent accounting firm or financial advisor shall complete its calculation of the fair market value of the Liquid Distributable Assets on or before October 15, 2005. Such calculation shall be binding upon Palisade, the Surviving Corporation and the Board Observers and shall not be subject to appeal to any Governmental or Regulatory Authority (as defined in Section 4.04(a)), absent fraud or manifest error.

                  (iv) As soon as possible, but no later than 10 business days, following the determination of the fair market value of the Liquid Distributable Assets pursuant to paragraphs (i)-(iii) above, the Surviving Corporation shall, and Palisade shall cause the Surviving Corporation to, mail to each holder of Surviving Corporation Stock who is entitled to receive the Payment Right pursuant to Section 2.01(d): (A) a letter of transmittal (which shall be in such form and have such other provisions not inconsistent with this Agreement as the Surviving Corporation and the Board Observers may reasonably specify) and (B) instructions for use in exchanging such shares of Surviving Corporation Stock for the amount of the Payment Right, specifying that the Payment Right amount shall be paid only with respect to any such shares of Surviving Corporation Stock exchanged on or before the ninetieth day following the date on which such instructions were first mailed to such holders. Upon the tendering for exchange to the Surviving Corporation of such shares of Surviving Corporation Stock on or before such ninetieth day and such other documents as may reasonably be required, together with such letter of transmittal, duly executed, the holder of such shares shall be entitled to receive a check representing an amount equal to the Payment Amount multiplied by the number of shares of Surviving Corporation Stock tendered by such holder to the Surviving Corporation. The holder of any shares of Surviving Corporation Stock entitled to receive the Payment Right pursuant to Section 2.01(d) who does not tender such shares for exchange to the Surviving Corporation prior to such ninetieth day in accordance with this Section 2.01(f) shall not be entitled to receive any Payment Right amounts with respect to such shares, and to the extent any such shares are tendered to the Surviving Corporation following such ninetieth day, the Surviving Corporation shall promptly return such shares to the holder.

         (g) Dissenting Shares.

                  (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which (x) has not voted in favor of the Merger, (y) has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and (z) has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to
         Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.01(c).

                  (ii) The Company shall give Palisade and Merger Sub (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Palisade, the Company will not voluntarily (A) make any payment with respect to any demands for appraisal or (B) settle or offer to settle any such demands.

         (h) Company Options. Each option to purchase Company Common Stock outstanding immediately prior to the Effective Time (the "Company Option") granted (1) pursuant to the Company's 1998 Stock Incentive Plan or 1990 Stock Option and Incentive Plan (the "Company Option Plans"), or (2) to Karl D. Kirk, Paul J. Mulhauser, David Schiff and John Moldauer pursuant to stock option agreements dated November 25, 1997 in connection with the Company's acquisition of an industrial design business, whether or not then exercisable, shall continue to have, and be subject to, except as set forth below, the same terms and conditions set forth in the applicable Company Option Plan and award agreement evidencing such option in effect immediately prior to the Effective Time. Upon the exercise of any Company Option, the holder of such Company Option shall be entitled to receive from Palisade, with respect to each share of Company Common Stock that would have been issued upon such exercise prior to the Effective Time the following: (i) if the Company Option is exercised on or prior to June 30, 2005, the Merger Consideration pursuant to Section 2.01(c) hereof or (ii) if the Company Option is exercised after June 30, 2005, $3.60 in cash and
0.2 shares of Surviving Corporation Stock, subject to Section 2.02(e). Notwithstanding the foregoing, adjustments with respect to any Company Options that are "incentive stock options" as defined in Section 422 of the Code shall be effected in a manner that is consistent with Section 424(a) of the Code and that is most similar to the foregoing treatment of the other Company Options so as to preserve the benefits of such "incentive stock options."

         2.02 Exchange of Certificates.

         (a) Exchange Agent. Palisade shall designate a federally insured bank or trust company reasonably satisfactory to the Company to act as agent (the "Exchange Agent") for the holders of shares of the Company Common Stock ("Shares") in connection with the Merger to receive in trust the funds to which holders of the Shares shall become entitled pursuant to
Section 2.01(c). At the Effective Time, Palisade or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.01(c), including certificates representing shares of Surviving Corporation Stock issuable pursuant to Section 2.01(c)(ii) and cash in lieu of fractional shares of the Surviving Corporation Stock pursuant to Section 2.02(e)(the "Exchange Fund"). The Exchange Fund shall be invested as directed by Palisade or the Surviving Corporation pending payment thereof by the Exchange Agent to holders of the Shares, subject to Section 2.02(h) of this Agreement.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Palisade shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented issued and outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.01 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Palisade and the Company may reasonably specify), (ii) instructions for use in surrendering the Certificates in exchange for payment of the Merger Consideration and
(iii) a form on which such holder shall specify its address to be used by the Surviving Corporation in connection with the payment of the Payment Amount pursuant to Section 2.01(f). Upon surrender of a Certificate for cancellation to the Exchange Agent and such other documents, as may reasonably be required by the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Surviving Corporation Stock (which shall be in certificated form unless uncertificated book-entry form is requested) representing the Stock Consideration to which such holder shall be entitled, (B) a check representing the amount of the Cash Consideration to which such holder shall be entitled and (C) a check representing the amount of cash in lieu of fractional shares of Surviving Corporation Stock, if any, plus the amount of any dividends (other than stock dividends) and other distributions, if any, pursuant to Section 2.02(c), and, in the case of (B) and (C), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to this Section 2.02(b). If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.02.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Surviving Corporation Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 2.02(b). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Surviving Corporation Stock issuable in exchange therefor, without interest, promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Surviving Corporation Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Surviving Corporation Stock.

         (d) No Further Rights. At and after the Effective Time, each holder of a Certificate or Certificates that represented issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company, except for the right to receive the Merger Consideration (without interest thereupon) upon surrender of its Certificate or Certificates or the rights granted by the applicable provisions of the DGCL as contemplated by Section 2.01(g). All Merger Consideration given or paid for the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares represented thereby. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration or transfer of any Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Palisade, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided herein.

         (e) No Fractional Shares of Surviving Corporation Stock.

                  (i) No certificates or scrip or shares of Surviving Corporation Stock representing fractional shares of Surviving Corporation Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Surviving Corporation or a holder of shares of the Surviving Corporation Stock.

                  (ii) Notwithstanding any other provision of this Agreement, each holder of shares of the Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of the Surviving Corporation Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Surviving Corporation Stock multiplied by (ii) $4.70.

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Shares (including interest thereon) six months after the date of the mailing required by Section 2.02(b) shall be delivered to the Surviving Corporation, upon demand thereby, and holders of Certificates previously representing the Shares who have not theretofore complied with this Section 2.02 shall thereafter look only to the Surviving Corporation or Palisade for payment of any claim to the Merger Consideration.

         (g) No Liability. None of Palisade, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Shares or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the date on which any cash or any dividends or distributions with respect to Shares represented by such Certificates would otherwise escheat to or become the property of any Governmental or Regulatory Authority (as defined in Section 4.04(a)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Laws (as defined in Section 4.04(a)), become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

         (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in United States government securities with a maturity period of 30 days or less or in certificates of deposit issued by any United States bank with at least $5 billion in assets, as directed by Palisade, on a daily basis. Any interest and other income resulting from such investments shall be paid to Palisade upon termination of the Exchange Fund pursuant to Section 2.02(d). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent thereunder, then Palisade shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

         (i) Withholding Rights. Each of the Surviving Corporation and Palisade shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Palisade, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Palisade, as the case may be.

         2.03 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or similar readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

         2.04 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Palisade or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Palisade or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.


                                 ARTICLE III

                         Certain Governance Matters

         3.01 Certificate of Incorporation of the Surviving Corporation. Except for Article I, which shall be amended to read "The name of the Corporation is REFAC (the "Corporation").", the certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. A copy of the certificate of incorporation of Merger Sub is attached to this Agreement as Exhibit 3.01.

         3.02 Bylaws of the Surviving Corporation. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law. A copy of the by-laws of Merger Sub is attached to this Agreement as Exhibit 3.02.

         3.03 Board of Directors of the Surviving Corporation. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their resignation or removal or until their respective successors are duly elected and qualified. The Company shall, and shall cause each of its Subsidiaries to, procure, prior to the Closing Date, the resignation of each of its directors (or other individuals acting in a similar capacity), effective as of the Effective Time.

         3.04 Board Observers.

         (a) Prior to Closing, the Company shall have the right to designate in a non-voting observer capacity two representatives ("Board Observers") to attend and observe all meetings of the Surviving Corporation's board of directors, and such Board Observers shall be entitled to receive notices of and to attend meetings of the Surviving Corporation's board of directors, concurrently with the members of the Surviving Corporation's board of directors, and in the same manner. Until the amount of the Payment Right is determined, Palisade shall cause there to be at all times two Board Observers; in the event either Board Observer shall be unable or unwilling to serve, his successor shall be chosen by the remaining Board Observer. Such Board Observers agree to be bound by the Confidentiality Agreement (as defined in Section 7.01); provided, however, that the Surviving Corporation may exclude such Board Observers from access to any material or meeting or portions thereof if the Surviving Corporation reasonably believes that such exclusion is necessary to preserve attorney-client privilege. The Surviving Corporation shall pay the Board Observers $1,000 for each meeting of the Surviving Corporation's board of directors attended by the Board Observers and reimburse the Board Observers for reasonable expenses incurred in connection with such meeting.

         (b) From and after the Effective Time, the Company shall indemnify, defend and hold harmless each Board Observer against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments, fines or amounts that are paid in settlement in connection with any pending, threatened or actual claim, action, suit, proceeding or investigation based in whole or in part or arising in whole or part out of the fact that such person is or was a Board Observer to the same extent directors of the Company are permitted to be indemnified on the date hereof pursuant to applicable law and the Company's Certificate of Incorporation and By-Laws. Upon the appointment of any Board Observer, the Surviving Corporation shall reasonably promptly enter into an indemnification agreement with such Board Observer. The Surviving Corporation shall purchase indemnification insurance for such Board Observer if such insurance is available for a nominal fee (not exceeding $7,500 in the aggregate for both Board Observers).

         3.05 Officers of the Surviving Corporation. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their resignation or removal or until their respective successors are duly elected and qualified.


                                 ARTICLE IV

               Representations and Warranties of the Company

         The Company represents and warrants to Palisade and Merger Sub as follows:

         4.01 Organization and Qualification. Each of the Company and its material Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to conduct its business as and to the extent now conducted in all material respects and to own, use and lease its material assets and properties. Each of the Company and its material Subsidiaries is in all material respects duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Schedule 4.01 sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company and the ownership or other interest of the Company and each of its other Subsidiaries therein and, if not wholly-owned, directly or indirectly, by the Company, the other equity holders of such Subsidiaries and their ownership or other interest therein. The Company has heretofore delivered to Merger Sub true and complete copies of the certificates or articles of incorporation, certificates of limited partnership or certificates of formation and by-laws, partnership agreements or operating agreements, or any other comparable organizational documents, each as amended to date, of the Company and any of its material Subsidiaries (collectively, "Organization Documents"). The Organization Documents are in full force and effect. Except as disclosed in Schedule 4.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. As used in this Agreement, any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the aggregate business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) and results of operations of such entity or the ability of such entity to consummate the transactions contemplated by this Agreement (or, if with respect thereto, of such group of entities taken as a whole). As used in this Agreement, "Subsidiary" means, with respect to any Person, whether incorporated or unincorporated, of which at least fifty percent (50%) of either the equity interests in, or the voting control of, such Person (or a general partner or managing member of such Person) is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party. As used in this Agreement, "Person" means any individual, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization or other entity or other business association or other entity.

         4.02 Capital Stock.

         (a) The authorized capital stock of the Company consists solely of
(x) 20,000,000 shares of Company Common Stock, par value $.10 per share and
(y) 100,000 shares designated as Serial Preferred Stock, par value $5 per share and 5,000 shares designated as 6% Preferred Stock, par value $100 per share (together, the "Company Preferred Stock"). As of August 16, 2002, (i) 3,796,511 shares of Company Common Stock were issued and outstanding, (ii) 1,655,626 shares of Company Common Stock were held in the treasury of the Company and (iii) 350,000 shares of Company Common Stock were issuable upon exercise of outstanding options to purchase shares of Company Common Stock. No shares of Company Preferred Stock are issued and outstanding, and 10,000 shares are designated as Series A Preferred Stock ("Company Series A Preferred Stock") and are reserved for issuance in accordance with the Rights Agreement dated as of April 30, 2002, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Company Rights Agreement"), pursuant to which the Company has issued rights (the "Company Rights") to purchase shares of Company Series A Preferred Stock. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Other than Company Options, there are no outstanding subscriptions, options, warrants, rights (including phantom stock or stock appreciation rights), calls, preemptive rights or other agreements, contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement, obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or any of its Subsidiaries (collectively, referred to as "Company Awards") or to grant, extend or enter into any Company Awards with respect thereto or of any other character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to issued or unissued capital stock of the Company or any of its Subsidiaries. Schedule
4.02 sets forth (i) each plan, arrangement or agreement pursuant to which Company Options may be granted or under which Company Options have been granted and are outstanding, (ii) the name of each holder of a Company Option, the number of shares of Common Stock subject to such Company Option, the grant date, exercise price and vesting information, and (iii) a listing of all Company Options which shall vest at the Effective Time of the Merger.

         (b) Except as disclosed in Schedule 4.02, all of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company (or a Subsidiary which is wholly owned, directly or indirectly, by the Company) and are free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, options, agreements, rights of first refusal, equities and charges of any kind, including any restriction on the right to vote, sell or otherwise dispose of shares (each a "Lien"). Except as disclosed in
Schedule 4.02, there are no (i) outstanding Company Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of any Subsidiary of the Company or to grant, extend or enter into any such Company Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity interests of any Subsidiary of the Company.

         (c) There are, and at the Effective Time there will be, no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock or other equity interests of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.

         (d) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote are issued or outstanding.

         4.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders' Approval (as defined in Section 4.22), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors of the Company has (i) unanimously approved and adopted the plan of merger set forth in this Agreement and duly and validly approved the execution, delivery, consummation and performance of this Agreement and the other transactions contemplated by this Agreement, subject (in the case of the consummation of the Merger) to the Company's Stockholders' Approval, (ii) declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable to the Company and its stockholders and (iii) resolved to recommend approval and adoption of this Agreement by the Company's stockholders; provided that any withdrawal or modification of the Board of Directors' approval or recommendation of the Merger or this Agreement permitted by Section 6.02 shall not constitute a breach of this representation. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Palisade and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.04 Non-Contravention; Approvals and Consents.

         (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, purchase, first offer, first refusal, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) any Organization Document, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in Section 4.04(b), (x) any statute, law, rule, regulation or ordinance (collectively referred to as "Laws"), or any judgment, decree, order, writ, permit or license (collectively referred to as "Orders"), including any Company Permit (as defined in Section 4.10), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality or self-regulated entity of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (each, a "Governmental or Regulatory Authority"), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) assuming the consents set forth in
Schedule 4.04(a) are obtained, any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively referred to as "Obligations") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults under, rights of any Person for payment or reimbursement, purchases, first offers, first refusals, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, are not having and would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

         (b) Except (i) for the filing of the Proxy Statement (as defined in Section 4.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") and (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries are qualified to do business, no consent, approval, authorization, permit or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, are not having and would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

         4.05 Company SEC Reports and Financial Statements. Each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries with the SEC (as such documents have since the time of their filing been amended or supplemented prior to the date hereof, the "Company SEC Reports") has been filed. The Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

         4.06 Absence of Certain Changes or Events. Except as set forth in
Schedule 4.06, since June 30, 2002, (i) there have not been any changes, events or developments having, or that would be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, (ii) none of the actions, events or circumstances listed in Section 6.01 have been taken or occurred or exist, and (iii) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except that, in each case of (i), (ii) and (iii) above, the Company is in the process of attempting to monetize its existing assets (through a sale or liquidation of the business or assets of the Company or the capital stock or other equity interests of the Company's Subsidiaries or otherwise (such efforts, the "Liquidation"), and will continue such efforts.

         4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of June 30, 2002, included in the Company Financial Statements or as disclosed in Schedule 4.07, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice and (ii) which have not been, and would not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

         4.08 Legal Proceedings. There are no material actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against, relating to or affecting the Company and its Subsidiaries, nor are there any material Governmental or Regulatory Authority investigations or audits pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties, and there are no facts or circumstances known to the Company or any of its Subsidiaries that would be reasonably expected to give rise to any such material action, suit, arbitration, proceeding, investigation or audit, and (ii) neither the Company nor any of its Subsidiaries is subject to any material Order of any Governmental or Regulatory Authority. There are no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened material claims for indemnification by the Company or any of its Subsidiaries in favor of directors, officers, employees and agents of the Company.

         4.09 Proxy Statement; Other Filings.

         (a) None of the information provided by the Company for inclusion in the proxy statement relating to the Company Stockholders' Meeting, as amended and supplemented from time to time (the "Proxy Statement"), at the date of mailing and at the date of the Company Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information provided in writing by the Company for inclusion in the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

         (b) All documents that the Company is responsible for filing with any Governmental or Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

         4.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all franchises, grants, authorizations, permits, licenses, variances, exemptions, easements, exceptions, consents, certificates, orders and approvals of all Governmental and Regulatory Authorities necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such Company Permits which, individually or in the aggregate, are not having and would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for failures so to comply which, individually or in the aggregate, are not having and would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, except where such suspension or cancellation, individually or in the aggregate, has not resulted and would not be reasonably expected to result in a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are not in violation of or default under (i) any Law or Order of any Governmental or Regulatory Authority or (ii) any Company Permit, except for violations which, individually or in the aggregate, are not having and would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         4.11 Compliance with Agreements; Material Contracts.

         (a) Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company or any of its Subsidiaries any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would be reasonably expected to result in a breach or violation of, or default under, (i) its Organization Documents or (ii) any Obligations to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         (b) The Company has heretofore made available to Merger Sub and Palisade true, correct and complete copies of all written, and written summaries of all oral, contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound that involve payments from, have a value to, or would be reasonably expected to result in liabilities to, the Company or any of its Subsidiaries of at least $100,000 (collectively, the "Material Contracts"). Without limiting the generality of the foregoing, the term "Material Contracts" shall include the following:

                  (i) each loan agreement, note, bond, mortgage, indenture, guaranty or any other agreement and instrument (the "Debt Instruments") in effect as of the date hereof and pursuant to which any indebtedness for borrowed money or the deferred purchase price for any property constituting obligations of the Company or any of its Subsidiaries is outstanding (the "Debt"), which Debt Instruments, together with the outstanding principal balance thereof and the interest accrued thereon (individually and in the aggregate) as of the date hereof are set forth on Schedule 4.11(b)(i);

                  (ii) each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, or other similar arrangement to which the Company or any of its Subsidiaries is a party or an obligor;

                  (iii) all letters of credit, guarantees, performance bonds and similar instruments or arrangements for which the Company or any of its Subsidiaries has any obligations (including contingent obligations), which obligations, together with the amounts and beneficiaries thereof are set forth on Schedule 4.11(b)(iii);

                  (iv) all agreements that limit or after the Effective Time will limit the freedom of the Company or any of its Subsidiaries to own, operate, transfer, pledge or otherwise dispose of or encumber any Real Property Asset; and

                  (v) all agreements of the Company or any of its Subsidiaries to indemnify its current or former directors or officers that are within the scope of Section 7.08(a) hereof.

         (c) Except as set forth in Schedule 4.11(c): (i) each of the Material Contracts constitutes the valid and legally binding obligation of the Company or any of its Subsidiaries, as the case may be, enforceable in accordance with its terms, and is in full force and effect; (ii) there is no material default under any Material Contract either by the Company or any of its Subsidiaries, as the case may be, or, to the Company's (or any of its Subsidiaries') knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its Subsidiaries or, to the Company's (or any of its Subsidiaries') knowledge, any other party; (iii) no party to any Material Contract has given notice to the Company (or any of its Subsidiaries) of or made a claim against the Company (or any of its Subsidiaries) with respect to any breach or default thereunder; (iv) each contract or agreement to which the Company or any Subsidiary is a party (other than Material Contracts) constitutes the valid and legally binding obligation of the Company or any of its Subsidiaries, as the case may be, enforceable in accordance with its terms, and is in full force and effect; and (v) there is no default under any such contracts or agreements either by the Company or any of its Subsidiaries, as the case may be, or, to the Company's (or any of its Subsidiaries') knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Company's (or any of its Subsidiaries') knowledge, any other party except for such defaults which, individually or in the aggregate, are not having and would not be reasonably expected to have a material adverse effect on the Company and any of its Subsidiaries, taken as a whole.

         4.12 Taxes.

         (a) The Company and each of its Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by each of them, and any such Tax Returns are true, complete and correct, except to the extent that any failure to file or any inaccuracies in any filed Tax Return are not having and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries have, within the time and manner prescribed by law paid, withheld or remitted all Taxes due for all taxable periods through the date hereof, except to the extent that any failure to pay, withhold or remit, individually or in the aggregate, has not and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements, and all information set forth on such financial statements relating to Tax matters is true and complete in all material respects. Since June 30, 2002, neither the Company nor any of its Subsidiaries has engaged in any material transaction, or taken any other material action, which would result in any obligation to pay a material amount of Taxes, other than in connection with any Liquidation.

         (b) Except as provided in Schedule 4.12, no audits or other administrative proceedings or court proceedings are pending or, to the knowledge of the Company, threatened with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been fully paid or are not adequately reserved for in the most recent financial statements contained in the Company SEC Reports, except to the extent any such proceedings or deficiencies, individually or in the aggregate, have not and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any material Taxes of the Company or any of its Subsidiaries have been granted and remain in effect or are pending.

         (c) Neither the Company nor any affiliated, consolidated, combined or unitary group of which the Company is a member, has waived any statute of limitations or agreed to any extension of time within which to file any Tax Return that has not expired, or agreed to pay any Taxes that have not since been paid, except to the extent that any such waiver or agreement to extend, individually or in the aggregate, has not and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         (d) No material Liens for Taxes exist with respect to any assets or properties of the Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable, and the Company and its Subsidiaries have no knowledge of any claim relating to Taxes that, if adversely determined, would result in any material Lien that would be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         (e) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any written Tax sharing, Tax indemnity or similar agreement with respect to material Taxes pursuant to which it will have any obligation to make any payment after the Closing Date (other than pursuant to an agreement between members of the affiliate group, within the meaning of Section 1504(a) of the Code, filing consolidated income tax returns of which the Company is the common parent, which will terminate on or before the Closing Date), or (ii) has any material liability for Taxes of any person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation ss. 1.1502-6, Treasury Regulation ss. 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

         (f) The Company and each of its Subsidiaries have complied in all material respects with all applicable laws relating to the withholding and payment over of material Taxes (including, but not limited to, withholding of Taxes pursuant to Sections 1441, 1442, 3102 and 3402 of the Code or any comparable provision of any state, local or foreign laws), and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper taxing authorities all material amounts required to be so withheld and paid over to a taxing authority.

         (g) The Company and each of its Subsidiaries have provided or otherwise made available to Palisade complete and accurate copies of all material (i) Tax Returns, (ii) examination reports, and (iii) statements of deficiencies for all open years.

         (h) Neither the Company nor any of its Subsidiaries has made a distribution or has been the subject of a distribution intended to qualify under Section 355 of the Internal Revenue Code within the last two years.

         (i) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law.

         (j) There are no requests for rulings or determinations in respect of any Tax pending between the Company or any of its Subsidiaries and any taxing authority.

         (k) As used in this Agreement, "Taxes" shall include (i) all federal, state, local or foreign taxes, levies, fees, charges or assessments including, without limitation, all net income, gross income, franchise, profits or gross receipts, ad valorem, capital gains, sales, use, real, or personal property, capital stock, license, payroll, estimated withholding, employment, compensation, utility, severance, production, excise, stamp, occupation, transfer and gains taxes, and customs duties, and includes any interest or penalties on or additions to any such taxes and (ii) any transferee liability in respect of any items described in clause (i) above. As used in this Agreement, "Tax Return" means report, return, claim for refund or other written information required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto.

         4.13 Company Employee Benefit Plans.

         (a) Schedule 4.13 sets forth (i) each collective bargaining agreement to which the Company or any Subsidiary of the Company is a party,
(ii) with respect to any current or former employee, officer or director of the Company or any Subsidiary of the Company, each change of control, retention or retirement agreement, plan or arrangement in effect, (iii) each stock option or phantom stock plan of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has any liability with respect to current or former directors, officers or employees of the Company or any of its Subsidiaries, (iv) each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, retirement, vacation, severance, salary continuation, sick leave, disability, death benefit, hospitalization, medical, employee loan, educational assistance, or other plan, program or arrangement of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has any liability with respect to current or former directors, officers or employees of the Company or any of its Subsidiaries, and (v) each material employment, retention, consulting, individual compensation, termination or severance agreement of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has any liability with respect to current or former directors, officers or employees of the Company or any of its Subsidiaries (such agreements, plans, arrangements and programs set forth in (i), (ii), (iii) and (iv) above, collectively the "Company Benefit Plans"). None of the Company Benefit Plans is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         (b) With respect to each Company Benefit Plan a complete and correct copy of each of the following documents (if applicable) has been made available to Palisade: (i) the most recent document constituting the Company Benefit Plan and all amendments thereto, and any related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent IRS determination letter; (iv) the most recent Form 5500 (including schedules and attachments); and (v) a description of any nonwritten Company Benefit Plan.

         (c) Except as contemplated by Sections 2.01(h) and 7.07 of this Agreement and as set forth on Schedule 4.13, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company or any Subsidiary of the Company to any bonus, severance pay, unemployment compensation or any similar payment, (ii), accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of the Company or any Subsidiary of the Company, or (iii) result in an "excess parachute payment" within the meaning of Section 280G of the Code.

         4.14 ERISA Compliance.


             Except as disclosed in Schedule 4.14:

         (a) With respect to the Company Benefit Plans no event has occurred and, to the knowledge of the Company or any of its Subsidiaries, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries would be subject to any material liability under ERISA, the Code, or any other applicable law.

         (b) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms. The Company Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) or 501(c)(9) of the Code and any trust qualified under Section 501(a) of the Code so qualifies and has received a favorable determination letter from the IRS to such effect. To the knowledge of the Company, no fact or event has occurred since the date of any determination letter from the IRS which would be reasonably expected to adversely affect such favorable determination. There are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or Department of Labor with respect to any Company Benefit Plan.

         (c) (i) Neither the Company nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, has incurred any liability under Title IV of ERISA and no condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA nor does the Company have any direct, indirect or contingent liability with respect to any multiemployer plan.

         (d) As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, which may interfere with the business activities of the Company. As of the date of this Agreement, neither the Company or any of its Subsidiaries nor any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

         (e) No Company Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service, other than such coverage as is provided in accordance with Part 6 of Title I of ERISA or
Section 4980B of the Code.

         (f) There are no pending or, to the knowledge of the Company, threatened material actions, claims, or proceedings against or relating to any Company Benefit Plan (other than routine benefit claims by Persons entitled to benefits thereunder), and, to the knowledge of the Company, there are no facts or circumstances which would form a reasonable basis for any of the foregoing.

         (g) There are no unfunded Company Benefit Plan obligations with respect to any employee of the Company or any Subsidiary of the Company, which are not fairly reflected by reserves shown on the most recent audited financial statements of the Company.

         (h) Schedule 4.14 lists the number of employees in the aggregate, the number of full-time personnel and the number of contract workers of the Company and its Subsidiaries as of August 16, 2002. Except as disclosed on
Schedule 4.14, (i) none of the employees is represented by a union, and to Company's knowledge no union organizing efforts have been conducted within the last five years or are now being conducted and (ii) the Company and its Subsidiaries has not as of the date hereof incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may have been amended from time to time, or any similar state law.

         4.15 Environmental Matters. Except as, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole and the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company and its Subsidiaries, threatened, Governmental administrative or judicial enforcement actions under or pursuant to Environmental Laws against the Company or any of its Subsidiaries, and
(iii) neither the Company nor any of its Subsidiaries is subject to any Environmental Liabilities (as defined below).


         As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, injunctions, orders, decrees, requirements of any Governmental or Regulatory Authority, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and include without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.ss. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss. 6901, et seq., the Clean Water Act, 33 U.S.C.ss.ss. 1251, et seq., the Clean Air Act, 42 U.S.C.ss.ss. 7401, et seq., the Toxic Substances Control Act, 15 U.S.C.ss.ss. 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss. 136, et seq., Occupational Safety and Health Act 29 U.S.C.ss.ss. 651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C.ss.ss. 2701, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities, whether absolute, accrued, contingent, fixed or otherwise, of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant or a contaminant in or under any Environmental Laws which includes, without limitation, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

         4.16 Real Property.

       (a) Schedule 4.16(a) contains a true and complete list of all leases (including any amendments, assignments and modifications thereto) (the "Leases") pursuant to which the Company or any Subsidiary of the Company leases real property from a third party (the "Real Property Assets").The Company has made available to Palisade and Merger Sub true, correct and complete copies of all the Leases. Schedule 4.16(a) sets forth the date, term, property, tenant, expiration date and the rent payable under each Lease. Each of the Leases is in full force and effect. There is no default under any Lease either by the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, any other party thereto and to the knowledge of the Company no event has occurred that with the lapse of time or the giving of notice or both would constitute a default in any material respect thereunder by the Company or any of its Subsidiaries.

         (b) Neither the Company nor any of its Subsidiaries owns any real property.

         (c) As of the date of this Agreement, the Company or the applicable Subsidiary has good title to its leasehold interest in the applicable Real Property Asset as provided in the applicable Lease, in each case free and clear of all Liens except for (i) Liens, encumbrances, defects, exceptions, easements, rights of way, restrictions, covenants, claims or other charges (collectively "Title Defects") listed or identified in the title report or commitment relating to each Real Property Asset (copies of which have been made available to Palisade and Merger Sub), (ii) easements, rights of way, restrictive covenants and similar encumbrances that are not Title Defects and which do not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, (iii) taxes or assessments, special or otherwise, not due and payable or being contested in good faith and (iv) mechanics' and materialmen's liens for amounts not yet due and payable (all such matters described in clauses (i) through (iv), "Permitted Liens").

         (d) There are no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened condemnation proceedings against or affecting any Real Property Asset.

         4.17 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license or right to use, all Intellectual Property (as defined below) that individually or in the aggregate is material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole, and the consummation of the Merger will not alter or impair any such rights or interests in any material respect. Schedule 4.17(a) sets forth a complete and accurate list of all registrations and applications for Intellectual Property held by the Company and its Subsidiaries. Schedule 4.17(b) sets forth a complete and accurate list of all material license agreements relating to the Intellectual Property to which the Company or any of its Subsidiaries is a party. The Company and its Subsidiaries are the sole and exclusive owners of all Intellectual Property listed on Schedule 4.17(a), free and clear of all Liens and free of all material licenses except as set forth on Schedule 4.17(b). There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to any Intellectual Property owned by the Company that individually or in the aggregate is material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. To the Company's knowledge the conduct of the business of the Company and its Subsidiaries and the Intellectual Property does not infringe any Intellectual Property rights of any Person, and neither the Company nor any of its Subsidiaries has received any notice from any other Person pertaining to or challenging the right of the Company or any of its Subsidiaries to use any Intellectual Property within the past three years. Neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with any Intellectual Property within the past three years, and to the Company's knowledge no such right is being infringed by any third party. The Company and its Subsidiaries take all measures that are reasonably necessary to protect the confidentiality of their trade-secrets and other confidential information. For purposes of this Agreement, "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, and all applications for registration and registrations for such trademarks, copyrights and patents and all brand names, mask works, confidential and proprietary information, including proprietary formulas, designs, know-how and processes, trade secret and related non-disclosure rights and any other proprietary intellectual property rights.

         4.18 Non-Competition Agreements. Except as disclosed in Schedule 4.18, neither the Company nor any of its Subsidiaries is a party to, nor are any of their respective assets or properties subject to, any contract or agreement which purports to restrict or prohibit in any material respect the Company or any of its Subsidiaries (or will so restrict or prohibit Palisade or its affiliates immediately following the consummation of the Merger) from, directly or indirectly, engaging in any business or activity.

         4.19 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "Company Regulatory Agreement"), any Governmental or Regulatory Authority that restricts the conduct of its business or that in any manner relates to its management or its business or would be reasonably expected, following consummation of the Merger, to impair the conduct of the business of the Surviving Corporation, Palisade or any Subsidiary of Palisade, as presently conducted. Neither the Company nor any of its Subsidiaries has been advised by any Governmental or Regulatory Authority that such Governmental or Regulatory Authority is considering issuing or requesting any such Company Regulatory Agreement.

         4.20 Rights Agreement. The Company has amended the Company Rights Agreement or has taken such other action as may be necessary thereunder to
(i) render the Company Rights Agreement inapplicable to the approval, execution and delivery of this Agreement and the consummation of the Merger and (ii) ensure that (x) neither Palisade, Merger Sub nor any of their Subsidiaries is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (y) a Stock Acquisition Date or Distribution Date (in each case as defined in the Company Rights Agreement) does not occur by reason of the approval, execution or delivery of this Agreement, or the consummation of the Merger.

         4.21 Opinion of Fleet Securities. The Board of Directors of the Company has received the written opinion of Fleet Securities, Inc. ("Fleet Securities") to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the stockholders of the Company. The Company has delivered a signed copy of such written opinion to Palisade. Fleet Securities has authorized the inclusion of its opinion in the Proxy Statement.

         4.22 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders' Meeting called to adopt this Agreement and approve the Merger (the "Company Stockholders' Approval") is the only vote of the holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary to adopt this Agreement and approve the Merger and the transactions contemplated hereby.

         4.23 State Takeover Statutes. Prior to the date hereof, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to (x) the provisions of Section 203 of the DGCL and
(y) any other state or federal takeover law or state or federal law that purports to limit or restrict business combinations or the ability to acquire or vote shares the execution of this Agreement, the Merger and the transactions contemplated hereby ("Takeover Statutes").

         4.24 Brokers and Finders. No agent, broker, finder, investment banker, financial advisor or other firm or Person, other than Fleet Securities, is entitled to any broker's, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has delivered to Palisade a complete and correct copy of all agreements between the Company and Fleet Securities under which Fleet Securities would be entitled to any payment relating to the Merger or the other transactions contemplated by this Agreement.

         4.25 Insurance. The Company has made available to Palisade or its advisors a list of, and true and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and any of its Subsidiaries, and (i) there is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, (ii) all premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds, (iii) such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect, (iv) all material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except as would not, individually or in the aggregate, have a material adverse effect on the Company or any of its Subsidiaries taken as a whole and (v) neither the Company nor any Subsidiary of the Company has received written notice from any insurance company of any defects or inadequacies in any of its property or assets that would adversely affect the insurability, or increase the costs of insuring, such property or assets except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect.

         4.26 Certain Business Practices. None of the Company, any of its Subsidiaries or any directors or officers of the Company or any of its Subsidiaries, nor to the Company's knowledge, agents or employees of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (c) made any other unlawful payment.

         4.27 Investment Company. None of the Company or any of its Subsidiaries is (or had been at any point in the past), nor is the Company or any of its Subsidiaries (or had been at any point in the past) controlled by or affiliated with, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.28 Employees. Schedule 4.28 sets forth the following information concerning each employee of the Company and its Subsidiaries whose compensation (including base salary and bonuses) exceeded $50,000 for the calendar year ended December 31, 2001: (a) name; (b) entity employed by;
(c) base salary and bonuses paid in 2001; (d) whether or not the employee has an employment contract, and if so, its expiration date; (e) if the employee has been granted Company Options, the number of Shares for which the Company Options are exercisable; and (f) if there is an employment contract, whether it is assignable by its terms.

         4.29 Related Party Transactions. Except as set forth in the Company SEC Reports, since the date of the Company's proxy statement, dated May 20, 2002, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                                 ARTICLE V

         Representations and Warranties of Palisade and Merger Sub


         Palisade and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

         5.01 Organization and Qualification. Each of Palisade and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and would not be reasonably expected to have a material adverse effect on Palisade or Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Palisade and was formed solely for the purpose of engaging in the transactions contemplated by the Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Palisade and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and would not be reasonably expected to have a material adverse effect on Palisade or Merger Sub, and (ii) would not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Palisade and Merger Sub to perform their obligations hereunder. Attached hereto as Exhibits
3.01 and 3.02 are true, complete and correct copies of the Certificate of Incorporation and By-Laws of Merger Sub as of the date of this Agreement, and Palisade shall provide to the Company immediately prior to the Effective Time true, complete and correct copies of any amendment to the Certificate of Incorporation or By-Laws of Merger Sub.

         5.02 Capital Stock of Merger Sub. The authorized capital stock of Merger Sub consists of 20,000,000 shares of Merger Sub Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share. There are no outstanding shares of preferred stock of Merger Sub. There are 2,837,000 shares of Merger Sub Common Stock issued and outstanding, and no shares of Merger Sub Common Stock held in the treasury of Merger Sub. There are no outstanding subscriptions, options, warrants, rights (including phantom stock or stock appreciation rights), calls, preemptive rights or other agreements, contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement, obligating Merger Sub to issue or sell any shares of capital stock of Merger Sub (collectively, referred to as "Merger Sub Options") or to grant, extend or enter into any Merger Sub Option with respect thereto or of any other character to which Merger Sub is a party or by which Merger Sub is bound relating to issued or unissued capital stock of Merger Sub.

         5.03 Authority Relative to this Agreement. Each of Palisade and Merger Sub has full organizational power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by Palisade and Merger Sub and the consummation by Palisade and Merger Sub of the Merger have been duly and validly approved by their respective Boards of Directors and the general partner, and no other proceedings on the part of Palisade or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Palisade and Merger Sub and the consummation by Merger Sub of the Merger. This Agreement has been duly and validly executed and delivered by Palisade and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Palisade and Merger Sub enforceable against Palisade and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.04 Non-Contravention; Approvals and Consents.

         (a) The execution and delivery of this Agreement by each of Palisade and Merger Sub do not, and the performance by each of Palisade and Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Palisade or Merger Sub, any of the terms, conditions or provisions of (i) the organizational documents of Palisade or Merger Sub, or (ii) subject to the taking of the actions described in Section 5.04(b), (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Palisade or Merger Sub or any of the respective assets or properties of Palisade or Merger Sub or any of their Subsidiaries, or (y) any Obligations to which Palisade is a party or by which Palisade or any of the respective assets or properties of Palisade is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on Palisade or Merger Sub or on the ability of Palisade and Merger Sub to consummate the transactions contemplated by this Agreement.

         (b) Except for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or its Subsidiaries are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Obligation to which Palisade is a party or by which Palisade or any of its assets or properties is bound for the execution and delivery of this Agreement by each of Palisade and Merger Sub, the performance by each of Palisade and Merger Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on Palisade or Merger Sub or on the ability of Palisade and Merger Sub to consummate the transactions contemplated by this Agreement.

         5.05 Proxy Statement. None of the information provided in writing by Palisade for inclusion in the Proxy Statement at the date of mailing and at the date of the Company Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Palisade makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

         5.06 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Palisade or Merger Sub, threatened against, relating to or affecting, nor to the knowledge of Palisade or Merger Sub, are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Palisade, Merger Sub or any of their respective assets and properties which, if determined adversely to Palisade or Merger Sub, individually or in the aggregate, would be reasonably expected to have a material adverse effect on Palisade or Merger Sub or on the ability of Palisade and Merger Sub to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to Palisade or Merger Sub that would be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and Palisade is not subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or would be reasonably expected to have a material adverse effect on Palisade or on the ability of Palisade and Merger Sub to consummate the transactions contemplated by this Agreement.

         5.07 Sufficient Funds. Palisade and Merger Sub will have available on the Closing Date sufficient funds to pay the Merger Consideration set forth in Section 2.01(c) with respect to all shares of Company Common Stock entitled thereto and all of its fees and expenses in connection with this Agreement and the transactions contemplated hereby, except as provided in
Section 9.03(b). Palisade and Merger Sub shall not use any of the Company's assets to pay the Merger Consideration. There are no debt financing or other financing commitments or agreements applicable to the Surviving Corporation arising out of or relating to this Agreement or any of the transactions contemplated hereby. A true and complete limited partnership agreement of Palisade has been provided to the Company.

         5.08 Brokers and Finders. No agent, broker, finder, investment banker, financial advisor or other firm or Person is entitled to any broker's, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Palisade.

         5.09 Ownership of Company Common Stock. Except as disclosed on
Schedule 13D (and any amendments thereto) filed by Palisade and its affiliates with the SEC, none of Palisade, Merger Sub or any of their affiliates owns any shares of Company Common Stock.

                                 ARTICLE VI

                          Covenants of the company

         6.01 Conduct of Business of the Company. Except as (i) otherwise expressly permitted by this Agreement, (ii) expressly contemplated by the exceptions to clauses (a) through (r) below or (iii) consented to by Palisade in writing, during the period from the date of this Agreement to the Closing Date, the Company agrees that it shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, will use its best efforts to, and will cause each of its Subsidiaries to, preserve intact the business organization of the Company and each of its Subsidiaries. Subject to the above exceptions, during the period from the date of this Agreement to the Closing Date, the Company agrees that it shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Palisade:

         (a) amend or propose to amend its Organization Documents;

         (b) (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than in connection with any Liquidation) or (iv) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto;

         (c) issue, sell, grant, pledge or otherwise encumber, or authorize or propose such action to be taken with respect to, any shares of its capital stock or any Company Option (other than the issuance of Company Common Stock, pursuant to the exercise of Company Options outstanding on the date of this Agreement);

         (d) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment, consulting or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries (other than in connection with any Liquidation);

         (e) except in the ordinary course of business, increase in any manner the compensation of any director, officer or employee of the Company or any of its Subsidiaries, provided that the Company may enter into retention bonus arrangements or agreements with any officer or employee if the value of such arrangement or agreement does not exceed $15,000;

         (f) increase in any manner the fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries, provided that the Company shall pay the fees and expenses of the special committee of its Board of Directors formed in connection with the Company's pursuit of the transactions contemplated by this Agreement and its pursuit of the Liquidations;

         (g) other than as set forth on Schedule 6.01(g), enter into or modify any employment, severance, termination or similar agreement or arrangement with any director, officer, consultant or employee of the Company or any of its Subsidiaries, or otherwise increase or accelerate any requirement to provide to any such person any severance, termination or similar payment or benefit (other than in connection with any Liquidation), provided that the Company may enter into severance arrangements or agreements with any officer or employee if the value of such arrangement or agreement does not exceed $15,000;

         (h) directly or indirectly acquire any interest in, make any investment in or make any capital contribution to (including, without limitation, by merger, consolidation, or acquisition or disposition of stock or assets) any Person or any division thereof;

         (i) directly or indirectly acquire, enter into an option to acquire, lease or agree to manage, in whole or in part, any properties or material assets of any Person;

         (j) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than indebtedness or guarantees of indebtedness owing to the Company or any wholly-owned Subsidiary of the Company, (ii) issue or sell any debt securities or rights to acquire debt securities, (iii) make any loans, advances or capital contributions to any other Person other than to the Company or to any of its wholly-owned Subsidiaries or (iv) enter into any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other agreement relating to a similar transaction;

         (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Company Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) the repayment of outstanding indebtedness under the Debt Instruments as and when the same becomes due or
(iii) in connection with any Liquidation;

         (l) waive any claims or rights, other than in the ordinary course of business for amounts not exceeding $10,000 for any individual claim or right, or $50,000 in the aggregate for all such claims or rights (other than in connection with any Liquidation);

         (m) make any change in any method of accounting or accounting practice or policy except as required by any changes in GAAP;

         (n) create or incur any Lien on any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens (other than in connection with any Liquidation);

         (o) amend or otherwise modify in any material respect any of the terms or conditions of any indebtedness, guarantees of indebtedness or any other securities of the Company or any of its Subsidiaries (other than in connection with any Liquidation);

         (p) execute any definitive or binding agreement relating to Heli-Coil and Dodge licensing rights; provided that any such agreement may be executed if the cash amount to be received by the Company and its Subsidiaries is greater than or equal to 95% of the cash amount indicated in the description of such agreement in Schedule 4.06 to this Agreement;

         (q) take any action that would be reasonably expected to cause the condition set forth in Section 8.02(a) hereof not to be satisfied at the Effective Time; or

         (r) enter into or authorize or propose to enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

         6.02 No Solicitation.

         (a) From and after the date of this Agreement until the Closing Date, the Company agrees that it, its Subsidiaries and affiliates (as defined in the Exchange Act) and their respective directors, officers, advisors, employees, representatives and other agents shall not directly or indirectly (i) solicit, initiate, encourage, facilitate the submission of or entertain any proposals or offers relating to, (ii) provide any information to any third party in response to any submissions, proposals or offers relating to, or whose purpose in receiving such information might relate to, (iii) engage in any negotiations or discussions with any Person relating to, or (iv) otherwise cooperate in any way with any Person in connection with any acquisition, merger, recapitalization, dissolution or any similar transaction involving all or substantially all of the Company, its business or assets (other than in connection with any Liquidation) or 80% or more of the Company's capital stock or other equity interests, other than the Merger (an "Alternative Transaction"). The Company shall promptly notify Palisade (and continuously update such information as reasonably necessary) of the receipt of any such proposals or offers made on or prior to the Closing Date (including the terms and conditions of such proposal or offer and the identity of any Person making such proposal or offer), of the status of the consideration thereof by the Company's Board of Directors and of any actions taken in connection therewith. From and after the date of this Agreement until the Closing Date, the Company agrees that it, its subsidiaries and affiliates and their respective directors, officers, advisors, employees, representatives and other agents shall not directly or indirectly take any other action (or fail to take any required action) or permit any person on its behalf to take any other action (or fail to take any required action) that would be materially inconsistent with, materially delay or materially adversely affect the consummation of the Merger. Nothing contained in this paragraph, however, shall prevent the Company's Board of Directors, if it determine in good faith that its fiduciary duty so requires, after consultation with its outside legal counsel, from (i) participating in negotiations or discussions with a third party or parties with respect to an Alternative Transaction proposed in writing by a third party which had not been directly or indirectly solicited, initiated or encouraged by the Company, its Subsidiaries or affiliates, or their respective directors, officers, advisors, employees, representatives and other agents on or after the date of this Agreement, provided that (A) the Company's Board of Directors determines (after consultation with the Company's outside financial advisors) that such third party is capable of making a Superior Offer (as defined below) and (B) the Company shall promptly notify Palisade (and update such notification as necessary) of the receipt of any such offer (including the terms and conditions of such offer and the identity of any Person making such offer), of the status of the Company's Board of Directors' consideration thereof and of any actions taken in connection therewith, or (ii) providing information to a third party in response to a written proposal for an Alternative Transaction or written indication of interest from a third party which had not been directly or indirectly solicited, initiated or encouraged by the Company, its Subsidiaries or affiliates, or their respective directors, officers, advisors, employees, representatives and other agents (but not taking any other action proscribed by this Section 6.02) on or after the date hereof, provided that (A) the Company's Board of Directors determines that such third party is capable of making a Superior Offer following receipt of such information and (B) the Company shall promptly notify Palisade (and continuously update such notification as reasonably necessary) of the receipt of the Alternative Transaction proposal or request to receive such information (including the terms and conditions of such proposal or request and the identity of any Person making such proposal or request), of the status of the consideration thereof by the Company's Board of Directors and of any action taken in connection therewith. For purposes of this Agreement, the term "Superior Offer" shall mean a bona fide written offer (other than with respect to any Liquidation) made by a third party (x) to purchase the Company or its business or assets or 80% or more of the Company's capital stock or other equity that the Company's Board of Directors, after consultation with its outside financial advisor, determines in good faith to be more favorable economically to the Company and its stockholders than that provided for in this Agreement and (y) that the Company's Board of Directors determines in good faith is likely to result in a transaction that will actually be consummated.

         (b) The Company agrees that upon the execution of this Agreement, it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, its Subsidiaries or affiliates, or their respective directors, officers, advisors, employees, representatives, or other agents with any parties conducted heretofore with respect to any of the foregoing, promptly inform the foregoing persons (if any) of the obligations undertaken in this Section 6.02, and request that such parties promptly return all documents (and all copies thereof) furnished to them by the Company, its Subsidiaries or any of the foregoing persons.

         (c) Except as expressly permitted by Section 6.02, the Company agrees that its Board of Directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Palisade or Merger Sub, the approval or recommendation by the Company's Board of Directors of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction. Notwithstanding the foregoing, upon having received a proposal that the Company's Board of Directors determines to be a Superior Offer, the Company's Board of Directors may (i) withdraw or modify in a manner adverse to Palisade or Merger Sub its approval or recommendation of the Merger or this Agreement, (ii) approve or recommend the Superior Offer, (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to the Superior Offer and/or (iv) terminate this Agreement pursuant to Section 9.01(d)(i), and shall promptly notify Palisade in writing of any such determination; provided, however, that the Company may take any such action only (x) after providing reasonable written notice to Palisade of its intent to do so and (y) if Palisade does not make, within five (5) business days of receipt of such notice an offer that the Company's Board of Directors determines in good faith, after consultation with its financial advisor, to be at least as favorable to the Company's stockholders from a financial point of view as such Superior Offer, and then only upon termination of this Agreement pursuant to Section 9.01(d)(i).

         (d) Nothing contained in this Section 6.02 or Section 7.04 shall prohibit the Company from taking or disclosing to its stockholders a position contemplated by Rule 14e-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith judgment of the Company's Board of Directors, after consulting with the Company's legal advisors, is necessary under applicable law.

         6.03 Tax Matters. The Company agrees that during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall: (i) properly prepare, in the ordinary course of business, and timely file (taking into account extensions) all material Tax Returns required to be filed by it (or them) on or before the Closing Date ("Post-signing Returns"); (ii) consult with Palisade with respect to all material matters contained in such Post-signing Returns; (iii) pay all material Taxes due and payable in respect of such material Post-signing Returns that are so filed; (iv) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business, for all material Taxes payable by it (or them) for which no Post-signing Return is due prior to the Effective Time; (v) notify Palisade of any material federal, state or foreign suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material Tax matter (collectively, "Tax Actions"), including (without limitation) Tax liabilities and refund claims, and not settle or compromise any such material Tax Action without notifying Palisade; (vi) not make or revoke any material Tax election or adopt or change a material tax accounting method without notifying Palisade; and (vii) terminate all material Tax sharing agreements to which the Company or any of its Subsidiaries is a party.

                                 ARTICLE VII

                           Additional Agreements

         7.01 Access to Information; Confidentiality. The Company agrees that throughout the period from the date hereof to the Effective Time, it shall, and shall cause its Subsidiaries to, provide Palisade and its representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries. No information or knowledge obtained thereby shall affect or be deemed to modify any representation or warranty by any party hereunder. Palisade and Merger Sub will hold, and will cause its representatives to hold, any non-public information obtained pursuant to Section 7.01(a) in strict confidence, pursuant to the terms and conditions set forth in the letter agreement between the Company and Palisade Capital, dated as of June 5, 2002 (the "Confidentiality Agreement").

         7.02 Notification of Certain Matters. Each party shall give prompt notice to the other if any of the following occurs after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (ii) receipt of any notice from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement, or (iii) the commencement of any legal proceedings (or, to its knowledge, any investigation or threatened commencement of any legal proceeding) involving or affecting the notifying party or any of its Subsidiaries, or any of its properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of such notifying party or of any of its Subsidiaries, or the Merger or the other transactions contemplated by this Agreement.

         7.03 Preparation of Proxy Statement.

         (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and shall file with the SEC the preliminary Proxy Statement relating to the Company Stockholders' Approval (as defined in Section 4.22). Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information, and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Proxy Statement. The Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Palisade or the Company shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of the Company such amendment or supplement to the Proxy Statement. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement and after the furnishing by the Company and Palisade of all information required to be contained therein, the Company shall file with the SEC the definitive Proxy Statement and shall mail the definitive Proxy Statement to the Company's stockholders.

         (b) None of the preliminary Proxy Statement, the definitive Proxy Statement or any amendments or supplements thereto shall be filed with the SEC or mailed or delivered to the Company Stockholders until Palisade shall have been given a reasonable opportunity to review such preliminary Proxy Statement, definitive Proxy Statement or amendment or supplement thereto, as the case may be; provided that, notwithstanding such review, the Company will retain full responsibility for the accuracy and completeness thereof, except as to material relating to Palisade or any of its affiliates which has been supplied by Palisade to the Company in writing for inclusion therein.

         (c) The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger; provided, however, that the Board of Directors of the Company may withdraw, modify or change any such recommendation to the extent permitted under
Section 6.02. In addition, the Proxy Statement will include a copy of the written opinion of Fleet Securities referred to in Section 4.21.

         7.04 Approval of Company Stockholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement and the approval of the Merger as soon as reasonably practicable after the date hereof. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger, and shall take all other action reasonably necessary or advisable to secure the Company Stockholders' Approval, except to the extent that the Board of Directors of the Company determines in good faith, after consultation with the Company's legal counsel, that doing so would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable Law.

         7.05 Reasonable Best Efforts; Cooperation. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable best efforts to do, or cause to be done, all actions, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to satisfy the conditions set forth in Article VIII and to consummate and make effective the Merger and the transactions contemplated herein, including, but not limited to, (i) the obtaining of all consents, approvals or actions of, making of all filings with and giving all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Palisade or the Company to consummate the Merger and (ii) the providing of such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request.

         7.06 Public Announcements. So long as this Agreement is in effect neither the Company, Palisade nor Merger Sub shall issue or cause the publication of any press release or of any other public announcement with respect to the Merger or the transactions contemplated by this Agreement without the prior consent of the other parties hereto, provided that a party may make such a disclosure, without such consent, if it has reasonably determined that such a disclosure must be made in order to comply with applicable law or the rules of any national securities exchange or the National Association of Securities Dealers, Inc. and, prior to such a disclosure, if practicable, it promptly advises the other parties hereto and consults with such parties concerning the information proposed to be disclosed and provides such other parties with a reasonable opportunity to review such disclosure.

         7.07 Employee Benefit Plans.

         To the extent disclosed in accordance with Section 4.13:

         (a) Palisade and the Surviving Corporation shall cause the Company Benefit Plans in effect at the date of this Agreement to remain in effect until the second anniversary of the Effective Time or, to the extent such Company Benefit Plans are not continued, the Surviving Corporation will maintain until such date benefit plans which are no less favorable, in the aggregate, to the employees of the Company at the Effective Time ("Affected Employees") who are covered by such Company Benefit Plans; provided, however, that nothing contained herein shall be construed as requiring the Surviving Corporation to continue any specific plan.

         (b) The Surviving Corporation shall honor without modification all employee severance plans (or policies) and employment and severance agreements of the Company or any of its Subsidiaries.

         (c) The Surviving Corporation shall provide severance pay in accordance with the terms of applicable Company Benefit Plans in effect on the date hereof to any Company employee who is not party to an employment, severance, change in control or similar agreement and who is terminated by the Surviving Corporation during the period beginning on the Closing Date and ending one year following the Closing Date.

         (d) Palisade acknowledges that for purposes of all of the Company Benefit Plans, the consummation of the transactions contemplated by this Agreement will constitute a "Change in Control" of the Company and a "Company Sale" (as such terms are defined in the applicable Company Benefit Plans). Palisade agrees (i) to cause the Surviving Corporation after consummation of the transactions contemplated by this Agreement to pay all amounts provided under such Company Benefit Plans, as a result of a Change in Control of the Company and/or Company Sale in accordance with their terms, and (ii) to cause the Surviving Corporation to honor, all rights, privileges and modifications to or with respect to any such Company Benefit Plans which became effective as a result of such Change in Control.

         (e) The Surviving Corporation shall give the Affected Employees full credit for purposes of eligibility, vesting and the determination of the level of benefits under any employee benefit plans or arrangements maintained by the Surviving Corporation or any Subsidiary of the Surviving Corporation for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that such service need not be credited to benefit accrual under any defined benefit pension plan to the extent that it would result in a duplication of benefits.

         (f) The Surviving Corporation shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

         7.08 Directors' and Officers' Indemnification and Insurance.

         (a) Palisade and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees, fiduciaries or agents (the "Indemnified Parties") of the Company and its Subsidiaries as provided in its certificate of incorporation or bylaws or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms.

         (b) It is understood and agreed that the Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless the Indemnified Parties against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments, fines or amounts that are paid in settlement in connection with any pending, threatened or actual claim, action, suit, proceeding or investigation based in whole or in part or arising in whole or part out of the fact that such Person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any matter existing or occurring at or prior to the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent that a corporation is permitted to indemnify its current or former directors, officers, employees or agents under applicable law (and the Company and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent that a corporation may do so with respect to its current or former directors, officers, employees or agents under applicable law). In the event any such claim, action, suit, proceeding or investigation (each a "Claim"), is brought against any Indemnified Parties (whether arising before or after the Effective Time) in which there exists no actual or potential conflict that makes representation of both the indemnifying party and the Indemnified Party inappropriate under applicable standards of professional conduct, the indemnifying party shall have the right to assume and direct all aspects of the defense thereof, including settlement, and the Indemnified Party shall cooperate in the defense of any such matter, provided that the indemnifying party shall reimburse the Indemnified Party's reasonable out-of-pocket expenses in connection therewith. The Indemnified Party shall have the right to participate with its own counsel and at its own expense in (but not control) the defense of any such matter in which there exists no such actual or potential conflict. In the event any Claim is brought against an Indemnified Party (whether arising before or after the Effective Time) in which an actual or potential conflict exists between the interests of the indemnifying party and the Indemnified Party, the Indemnified Party may assume and direct all aspects of the defense thereof, including settlement, and may retain counsel and the Company (or, after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel as promptly as statements therefore are received. The indemnifying party may not settle any Claim unless (i) the Indemnified Party gives its prior written consent, which shall not be unreasonably withheld or (ii) the terms of the settlement provide that the Indemnified Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party and the settlement provides the Indemnified Party with a full release with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent; provided that if such indemnifying party elected not to assume and direct the defense of such action, such indemnifying party's consent to such settlement shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 7.08(b) shall promptly notify the Surviving Corporation upon learning of any claim, action, suit, proceeding or investigation giving rise to such claim for indemnification (but the failure to so promptly notify shall not relieve the indemnifying party from any liability which it may have under this Section 7.08(b) except to the extent prejudiced by such failure), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. If the indemnifying party does not assume the defense of any Claim, or if, after commencing or undertaking such defense or withdraws from the defense thereof, the Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case the Indemnified Parties may retain separate counsel. The Company (or, after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of counsel retained by the Indemnified Parties pursuant to the preceding sentence as promptly as statements therefor are received.

         (c) The Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that if such insurance cannot reasonably be obtained for an annual premium of 200% of the last annual premium paid by the Company prior to the date of this Agreement, then the Surviving Corporation shall only be required to obtain, and cause to be maintained in effect, as much of such insurance as may be obtained at an annual premium of 200% of the last such annual premium.

         (d) The provisions of this Section 7.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the organizational documents of the Surviving Corporation, under the DGCL or otherwise.

         (e) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.08.

         7.09 Notice and Cure. Each of Palisade and the Company will notify the other promptly in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Palisade or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Palisade or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Palisade and the Company also will notify the other promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Palisade or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section 7.09 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

         7.10 Liquidation Following Closing. Palisade shall use its reasonable best efforts to cause the Liquidation of all of the Liquidated Distributable Assets from and after the Closing and to maximize the amount realized pursuant to such Liquidation.

         7.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Palisade and the Company and its respective general partner and the Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

         7.12 Merger Sub Compliance. Palisade shall guarantee and cause Merger Sub to comply with all of Merger Sub's obligations under or related to this Agreement.

                                ARTICLE VIII

                                 Conditions

         8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and consummate the other transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) Stockholder Approval. This Agreement and the consummation of the Merger shall have been adopted and approved by the requisite vote of the stockholders of the Company under the DGCL and the Company's
Certificate of Incorporation.

         (b) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

         8.02 Conditions to Obligations of Palisade and Merger Sub. The obligations of Palisade and Merger Sub to effect the Merger and consummate the other transactions contemplated by this Agreement are further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Palisade and Merger Sub in their sole discretion):

         (a) Representations and Warranties. (i) Each of the representations and warranties made by the Company in Sections 4.01 (Organization and Qualification), 4.02 (Capital Stock), 4.03 (Authority Relative to this Agreement) and 4.24 (Brokers and Finders) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date) and (ii) each of the representations and warranties made by the Company in this Agreement (other than those set forth in Sections 4.01 (Organization and Qualification), 4.02 (Capital Stock), 4.03 (Authority Relative to this Agreement) and 4.24 (Brokers and Finders)) shall be true and correct in all respects (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date; provided, however, that the condition set forth in clause (ii) of this Section 8.02(a) shall be deemed to have been satisfied unless (A) the individual impact of an inaccuracy in or a breach of each such representation or warranty (x) results in, or would be reasonably expected to result in, liability to or payments from (or the failure to disclose liability to or payment from) the Company and its Subsidiaries exceeding $100,000 or (y) results in the imposition of (or the failure to disclose the existence of) any non-monetary obligation to which the Company, any of its Subsidiaries or any of their respective businesses, assets or properties are subject and (B) the aggregate impact of all such inaccuracies or breaches described in clause (A) above is having or is reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company shall have delivered to Palisade a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

         (b) Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Company or any of its Subsidiaries in any material respect to consummate the Merger and the other transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to Palisade, and no such consent, approval or action of any federal, state or other regulatory body shall contain any term or condition which would be reasonably expected to result in a material diminution of the benefits of the Merger to Palisade or the Surviving Corporation.

         (c) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Palisade a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

         (d) Certificates and Other Deliveries. The Company shall have delivered to Palisade (i) certificates executed by the Company by its Chief Executive Officer, President or Chief Financial Officer to the effect that the conditions set forth in Sections 8.02(a) and (b) hereof have been satisfied and (ii) duly adopted resolutions of the Board of Directors of the Company and the consents of its stockholders, in each case approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby.

         (e) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed ten percent (10%) of the total number of Shares (other than Cancelled Shares) outstanding on the Closing Date.

         8.03 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and consummate the other transactions contemplated by this Agreement are further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

         (a) Representations and Warranties. Each of the representations and warranties made by Palisade and Merger Sub in Sections 5.01 (Organization and Qualification), 5.02 (Capital Stock of Merger Sub), 5.03 (Authority Relative to this Agreement) and 5.07 (Sufficient Funds) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date) and (ii) each of the representations and warranties made by Palisade and Merger Sub in this Agreement (other than those set forth in Sections 5.01 (Organization and Qualification) and 5.03 (Authority Relative to this Agreement)) shall be true and correct in all respects (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date; provided that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of all such representations and warranties results in, or would be reasonably expected to have, a material adverse effect (i) on Palisade or Merger Sub or (ii) on the validity or enforceability of this Agreement or on the ability of Palisade and Merger Sub to perform their obligations hereunder. Palisade and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Palisade by its Chairman of the Board, President or any Vice President and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

         (b) Performance of Obligations. Palisade and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Palisade or Merger Sub at or prior to the Closing, and Palisade and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Palisade by its Chairman of the Board, President or any Vice President and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

         (c) Certificates and Other Deliveries. Palisade shall have delivered, or caused to be delivered, to the Company (i) a certificate executed on its behalf by its general partner to the effect that the conditions set forth in Sections 8.03(a) and (b) have been satisfied and
(ii) duly adopted resolutions of the general partner of Palisade and of the Board of Directors of Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, each certified by their respective authorized representatives.

                                 ARTICLE IX

                     Termination, Amendment and Waiver

         9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the general partner or Board of Directors of the terminating party, as the case may be:

         (a) by mutual written agreement of Palisade and the Company;

         (b) by either the Company or Palisade, if:

                  (i) at any time after December 31, 2002 (the "Termination Date"), the Merger shall not have been consummated on or prior to such date; provided that the right to terminate the Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of or failure to perform any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further, that the Termination Date may be extended for up to three months by Palisade or the Company by written notice to the other if the Merger would have been consummated by the Termination Date but for the failure to obtain any regulatory approval necessary to consummate the Merger and such regulatory approval can reasonably be expected to be obtained within such three-month period; provided further, that the Termination Date shall be extended to January 31, 2003, without the taking of any further action by Palisade or the Company, if the SEC has not advised the Company prior to October 31, 2002 that the SEC has no further comments on the Proxy Statement/Prospectus;

                  (ii) upon a vote at a duly held Company Stockholders' Meeting or an adjournment thereof at which the Company
         Stockholders' Approval shall have been voted upon, the Company Stockholders' Approval shall not have been obtained; or

                  (iii) any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued any Law or Order making illegal or otherwise preventing or prohibiting the Merger and such Order shall have become final and nonappealable.

         (c) by Palisade, if:

                  (i) (x) the Company's Board of Directors shall have (A) failed to make the recommendation contemplated by Section 7.03(c) in the Proxy Statement, (B) withdrawn or modified adversely to Palisade its approval or recommendation of the Merger, or (C) approved or recommended an Alternative Transaction to its stockholders, or (y) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company shall (within 5 days after commencement of such tender offer) fail to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) or (z) the Company shall have entered into any written agreement with respect to an Alternative Transaction (whether or not binding), other than a confidentiality agreement; or

                  (ii) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred, which breach or failure to perform renders any of the conditions set forth in Sections 8.01 or 8.02 incapable of being satisfied; provided that if such breach or failure to perform is curable by the Company prior to the Termination Date through the exercise of reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts, Palisade may not terminate this Agreement under this Section 9.01(c)(ii);

         (d) by the Company, if:

                  (i) prior to obtaining the Company Stockholders' Approval, the Company's Board of Directors shall have determined, under circumstances not involving any breach of the provisions of
         Section 6.02, to recommend a Superior Offer to its stockholders or to enter into a binding written agreement with respect to a Superior Offer; provided that the Company has complied with all of the provisions of Section 6.02; or

                  (ii) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Palisade or Merger Sub set forth in this Agreement shall have occurred, which breach or failure to perform renders any of the conditions set forth in Sections 8.01 or 8.03 incapable of being satisfied; provided that if such breach or failure to perform is curable by Palisade or Merger Sub prior to the Termination Date through the exercise of reasonable best efforts, then for so long as the Palisade or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.01(d)(ii).

         The party desiring to terminate this Agreement pursuant to this
Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties.

         9.02 Effect of Termination. If this Agreement is validly terminated by either the Company or Palisade pursuant to Section 9.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Palisade (or any of their respective representatives or affiliates), except (i) that the provisions of Sections 7.01(b) (Confidentiality), 7.06 (Public Announcements), and Article X (General Provisions) will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in Section 9.03.

         9.03 Fees and Expenses.

         (a) Except as provided in this Section 9.03, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

         (b) On the Closing Date, the Company shall reimburse Palisade for reasonable fees and expenses of legal counsel incurred by Palisade in connection with the Merger, provided that such reimbursement shall not exceed $125,000.

         (c) In the event that Palisade terminates this Agreement pursuant to Section 9.01(c)(i), or the Company terminates this Agreement pursuant to
Section 9.01(d)(i), then the Company shall pay to Palisade, following two business days after such termination, a fee in an amount equal to $500,000. In the event that either party terminates this Agreement pursuant to
Section 9.01(b)(ii) or Palisade terminates this Agreement Pursuant to
Section 9.01(c)(ii), the Company shall pay to Palisade $300,000 following two business days after such termination (inclusive of any amount paid pursuant to Section 9.03(b)), and such payment shall constitute liquidated damages for such termination. The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the reasonable costs and expenses (including attorneys' and expert witness' fees and expenses) incurred in connection with such action.

         9.04 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of Merger Sub and the Company, and the general partner of Palisade, at any time prior to the Effective Time, whether prior to or after adoption of this Agreement at the Company Stockholders' Meeting, but after such adoption and approval only to the extent permitted by applicable law. Any such amendment after the Effective Time (to the extent permitted by applicable law) shall be subject to the prior approval of (i) the general partner of Palisade, (ii) the board of directors of the Surviving Corporation and (iii) the Board Observers. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

         9.05 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its respective Boards of Directors and the general partner, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                 ARTICLE X

                             General Provisions

         10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article II (Conversion of Shares) and in Sections 7.07 (Employee Benefit Plans) and 7.08 (Indemnification and Insurance), which shall survive the Effective Time; provided that the Confidentiality Agreement shall survive the termination of this Agreement pursuant to the terms thereof.

         10.02 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of the Company, Palisade or Merger Sub or any of their respective Subsidiaries, as the case may be, the actual knowledge of the senior officers (including without limitation the Chief Executive Officer, Chief Financial Officer, the general counsel and the chief environmental, tax and employee benefits officer) of the Company, Palisade or Merger Sub, as the case may be, shall be imputed to the Company, Palisade, Merger Sub or the Subsidiary.

         10.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:


                  If to Palisade or Merger Sub, to:

                           Palisade Capital
                           One Bridge Plaza
                           Fort Lee, NJ 07024
                           Telephone:  (201) 585-7733
                           Facsimile:   (201) 585-9798
                           Attention:  Mark Hoffman

                  with a copy to:

                           Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, NY 10038
                           Telephone:  (212) 504-6177
                           Facsimile:   (212) 504-6666
                           Attention:  Michael C. Ryan, Esq.

                  If to the Company, to:

                           Refac
                           115 River Road
                           Edgewater, NJ 07020
                           Telephone:  (201) 943-4400
                           Facsimile:   (201) 943-7400
                           Attention:  Robert L. Tuchman, President and CEO

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY  10036
                           Telephone:  (212) 735-2760
                           Facsimile:   (917) 777-2760
                           Attention:  Stephen M. Banker, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 10.03, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 10.03, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.03). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         10.04 Schedules; Entire Agreement. References in this Agreement to "Schedules" refer to the schedules delivered by Company to Palisade as of the date of this Agreement. This Agreement (including the Schedules) supersedes all prior discussions and agreements both written and oral among the parties hereto with respect to the subject matter hereof, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof, except for the Confidentiality Agreement.

         10.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in
(i) Sections 2.01(d) and 2.01(f)(which are intended to be for the benefit of the Persons entitled to the Payment Right, and may be enforced by any of such Persons) and (ii) Section 7.08 (which is intended to be for the benefit of the Persons entitled to therein, and may be enforced by any of such Persons), it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

         10.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly owned Subsidiary of Palisade, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and Palisade shall guarantee the performance of such Subsidiary pursuant to such contract. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         10.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         10.08 Invalid Provisions. If any provision of this Agreement (other than any provision of Article II) is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable,
(ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         10.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

         10.10 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.11 Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of New York or a New York state court.

         10.12 Interpretation. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its predecessors and permitted successors and assigns.

         10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.




                  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.


                                    PALISADE CONCENTRATED EQUITY
                                      PARTNERSHIP, L.P.


                                    By: Palisade Concentrated Holdings, L.L.C.,
                                        General Partner


                                    By:  /s/ Steven Berman
                                         --------------------------
                                         Steven Berman, Member


                                    PALISADE MERGER CORP.


                                    By:  /s/ Steven Berman
                                         --------------------------
                                         Steven Berman,  President


                                    REFAC


                                    By:  /s/ Robert L. Tuchman
                                         --------------------------
                                         Robert L. Tuchman, President and CEO





                         GLOSSARY OF DEFINED TERMS

                  The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:


A

Affected Employees......................................................................          Section 7.04
Agreement...............................................................................              Preamble
Alternative Transaction.................................................................       Section 6.02(a)

B

Board Observers.........................................................................       Section 2.02(i)

C

Cancelled Shares........................................................................       Section 2.01(b)
Cash Consideration......................................................................       Section 2.01(c)
Certificate of Merger...................................................................          Section 1.02
Certificates............................................................................       Section 2.02(b)
Change in Control.......................................................................       Section 7.07(d)
Claim...................................................................................       Section 7.08(b)
Closing.................................................................................          Section 1.03
Closing Date............................................................................          Section 1.03
Code....................................................................................       Section 2.02(i)
Company.................................................................................              Preamble
Company Awards..........................................................................       Section 4.02(a)
Company Benefit Plans...................................................................       Section 4.13(a)
Company Common Stock....................................................................       Section 2.01(b)
Company Financial Statements............................................................          Section 4.05
Company Option..........................................................................    Section 2.01(g)(i)
Company Option Plans....................................................................    Section 2.01(g)(i)
Company Permits.........................................................................          Section 4.10
Company Preferred Stock.................................................................       Section 4.02(a)
Company Regulatory Agreement............................................................          Section 4.19
Company Rights..........................................................................       Section 4.02(a)
Company Rights Agreement................................................................       Section 4.02(a)
Company Sale............................................................................       Section 7.07(d)
Company SEC Reports.....................................................................          Section 4.05
Company Series A Preferred Stock........................................................       Section 4.02(a)
Company Stockholders' Approval..........................................................          Section 4.22
Company Stockholders' Meeting...........................................................          Section 7.04
Confidentiality Agreement...............................................................       Section 6.02(a)
Contingent Fund.........................................................................       Section 2.01(b)

D

Debt....................................................................................    Section 4.11(b)(i)
Debt Instruments........................................................................    Section 4.11(b)(i)
DGCL....................................................................................          Section 1.01
Dissenting Share........................................................................    Section 2.01(g)(i)

E

Effective Time..........................................................................          Section 1.02
Environmental Laws......................................................................          Section 4.15
Environmental Liabilities...............................................................          Section 4.15
ERISA...................................................................................       Section 4.13(a)
ERISA Affiliate.........................................................................       Section 4.14(c)
Exchange Act............................................................................       Section 4.04(b)
Exchange Agent..........................................................................       Section 2.02(a)
Exchange Fund...........................................................................       Section 2.02(a)

F

Fleet Securities........................................................................          Section 4.19

G

GAAP....................................................................................          Section 4.05
Governmental or Regulatory Authority....................................................       Section 4.04(a)

H

Hazardous Materials.....................................................................          Section 4.15

I

Indemnified Liabilities.................................................................       Section 7.08(b)
Indemnified Parties.....................................................................       Section 7.08(a)
Intellectual Property...................................................................          Section 4.17

J

June 30, 2005 Deficiency................................................................       Section 2.01(c)

L

Laws....................................................................................       Section 4.04(a)
Leases..................................................................................       Section 4.16(a)
Lien....................................................................................       Section 4.02(b)
Liquid Distributable Assets.............................................................       Section 2.01(c)
Liquidation.............................................................................          Section 4.05

M

material................................................................................          Section 4.01
material adverse effect.................................................................          Section 4.01
Material Contracts......................................................................       Section 4.11(b)
materially adverse......................................................................          Section 4.01
Merger..................................................................................              Preamble
Merger Consideration....................................................................       Section 2.01(c)
Merger Sub..............................................................................              Preamble
Merger Sub Common Stock.................................................................       Section 2.01(b)
Merger Sub Options......................................................................          Section 5.02

O

Obligations.............................................................................       Section 4.04(a)
Orders..................................................................................       Section 4.04(a)
Organization Documents..................................................................          Section 4.01

P

Palisade................................................................................              Preamble
Payment Right...........................................................................       Section 2.01(c)
Permitted Liens.........................................................................       Section 4.16(c)
Person..................................................................................          Section 4.01
Post-signing Returns....................................................................       Section 6.02(a)
Proxy Statement.........................................................................       Section 4.09(a)

R

Real Property Assets....................................................................       Section 4.16(a)
Receivables.............................................................................       Section 2.01(b)

S

SEC.....................................................................................       Section 4.04(b)
Secretary of State......................................................................          Section 1.02
Securities Act..........................................................................          Section 4.05
Shares..................................................................................       Section 2.02(a)
Stock Consideration.....................................................................       Section 2.01(c)
Subsidiary..............................................................................          Section 4.01
Superior Offer..........................................................................       Section 6.02(a)
Surviving Corporation...................................................................          Section 1.01
Surviving Corporation Stock.............................................................       Section 2.01(b)

T

Takeover Statutes.......................................................................          Section 4.23
Tax Actions.............................................................................       Section 6.02(a)
Tax Attribute...........................................................................       Section 2.01(b)
Tax Return..............................................................................       Section 4.12(k)
Taxes...................................................................................       Section 4.12(k)
Termination Date........................................................................    Section 9.01(b)(i)
Title Defects...........................................................................       Section 4.16(c)





                                                                EXHIBIT 10.2



              THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                                  BETWEEN

                             ROBERT L. TUCHMAN

                                    AND

                                   REFAC

            (formerly REFAC TECHNOLOGY DEVELOPMENT CORPORATION)
                        Dated as of August 19, 2002





         THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") made as of August 19, 2002 between REFAC, a Delaware corporation ("REFAC"), and Robert L. Tuchman ("TUCHMAN").

         TUCHMAN is currently employed by REFAC under a Second Amended and Restated Employment Agreement dated as of December 13, 1996 and amended by agreements dated as of January 20, 1999 and March 21, 2002 (the "Prior Agreement").

         REFAC intends to enter into an Agreement and Plan of Merger by and among REFAC, Palisade Concentrated Equity Partnership, L.P. ("Palisade") and Palisade Merger Corp. (the "Merger Sub") (the "Merger Agreement") pursuant to which the Merger Sub will merge with and into REFAC (the "Merger") and REFAC will become a subsidiary of Palisade;

         Following the Merger, the parties hereto desire to continue TUCHMAN's employment upon the terms and conditions hereinafter set forth.

         Effective as of the "Effective Time" (as defined in the Merger Agreement), the parties hereto desire to modify the contractual arrangements between them and replace them with this Agreement.

         In consideration of the premises and the respective agreements of the parties herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1. Employment. Subject to the provisions hereof, following the Effective Time, REFAC shall continue to employ TUCHMAN and TUCHMAN shall continue to serve as the Chief Executive Officer, President, and General Counsel of REFAC with full responsibility for the supervision of all corporate affairs.

         2. Term. The employment of TUCHMAN by REFAC hereunder will continue from the Effective Time until March 31, 2004, (the "Employment Period") unless further extended by agreement of TUCHMAN and REFAC or until sooner terminated as hereinafter provided.

         3. Duties.

         (a) Regular Duties. During the Employment Period, TUCHMAN will continue to perform such duties and have such powers as are customary for the chief executive officer, president and general counsel of publicly-held corporations of a size and engaging in a business comparable to REFAC.

         (b) Liquidation. In addition to the services rendered under
Section 3(a) above, TUCHMAN shall be responsible for REFAC's efforts to liquidate.

         (c) Responsible to the Board. TUCHMAN will report and be directly responsible to the Board of Directors of REFAC (the "Board").

         (d) Time Devoted to REFAC's Affairs. TUCHMAN will devote substantially all his working time and efforts to the business and affairs of REFAC and will not, without the express prior authorization of the Board, have any active engagement in or responsibility with respect to any business or commercial enterprise other than REFAC or a subsidiary of REFAC.

         (e) Post Employment Services. It is contemplated that some of REFAC's assets may be sold in exchange for contract rights that include periodic payments and that some of the royalty agreements might be collected until maturity rather than sold. In such event and with respect to such contracts, TUCHMAN agrees to be responsible for the contract administration, which shall include invoicing (where appropriate), collecting the periodic payments, monitoring performance, and record keeping. TUCHMAN shall be reimbursed for all of his out-of-pocket costs associated therewith and will perform these services on a part-time basis.

         4. Place of Performance. In connection with TUCHMAN's employment by REFAC, TUCHMAN will be based in the New York City metropolitan area, except for required travel on REFAC's business to an extent consistent with REFAC's business requirements and his responsibilities hereunder.

         5. Base Salary and Incentive Compensation.

         (a) Base Salary. During the Employment Period, TUCHMAN's salary will be $300,000 per annum. Payment of such salary will be made in accordance with REFAC's customary pay practices for senior officers and will be subject to such payroll deductions as are required by law or by the terms of any applicable benefit plan of REFAC.

         (b) Incentive Compensation. During the Employment Period, TUCHMAN shall use reasonable efforts, consistent with prudent and reasonable business judgment, to convert REFAC's assets into cash and securities in order to maximize the payment available to REFAC's stockholders pursuant to
Section 2.01(d) of the Merger Agreement. As incentive compensation for this undertaking, upon a Payment Event (as such term is hereinafter defined) TUCHMAN (or in the case of death, TUCHMAN's estate) will be entitled to receive a bonus or bonuses (each, a "Success Bonus") in consideration of his successful performance of the duties described in Section 3(b) hereof equal to 16% of the amount, if any, by which the "Eligible Consideration" (as hereinafter defined) exceeds $17,843,602, payable in accordance with the terms of this Section 5. For purposes of this Agreement, "Payment Event" shall mean (i) each Liquidation (as hereinafter defined) during the Employment Period, (ii) termination of TUCHMAN's employment with REFAC during the Employment Period due to his death, Disability (as hereinafter defined) or termination by REFAC without Cause (as hereinafter defined), and (iii) the expiration of the term of this Agreement. In the event that TUCHMAN receives a Success Bonus in respect of a Liquidation, he will remain eligible for additional Success Bonus payments in the event of a subsequent Liquidation (or Liquidations) or other Payment Event. In the event that TUCHMAN receives a Success Bonus in respect of a Payment Event subsequent to a Liquidation, such amount shall be reduced by the amount of any Success Bonus previously paid to TUCHMAN (hereinafter, the "Offset Adjustment"). In the event that TUCHMAN receives a Success Bonus in respect of Payment Event that is not a Liquidation, TUCHMAN will not be eligible for additional Success Bonus payments upon the occurrence of any subsequent event.

         (1) Eligible Consideration - Liquidation, Expiration of Term. In the event of each Liquidation or the expiration of the term of this Agreement, "Eligible Consideration" shall mean the sum of (i) the aggregate amount of cash and the fair market value (as determined by the Board in its sole discretion) of securities that would be available for distribution to REFAC's stockholders if REFAC completely liquidated on the date of such Liquidation or expiration, as applicable, plus (ii) the amount of any expenditure by the Company, made between the Effective Time and the date of such Liquidation or expiration, as applicable, that is unrelated to a Liquidation or the continued operation of the Company as conducted at the Effective Time (other than expenditures to purchase securities described in subparagraph (i)), plus (iii) the total amounts paid or payable upon completion of future services to TUCHMAN pursuant to Sections 6 and 7 of this Agreement and any incentive compensation paid to Raymond Cardonne with respect to any Company Sale, as defined in his employment agreement with REFAC, plus (iv) any incentive compensation paid to TUCHMAN or Raymond Cardonne with respect any prior Liquidation, plus (v) any amount paid by REFAC to Palisade pursuant to Section 9.03(b) of the Merger Agreement, minus (vi) the amount of cash and the fair market value of assets (as determined by the Board in its sole discretion) reserved to cover actual or potential liabilities or claims against or relating to REFAC, including unpaid legal and other fees and expenses incurred by REFAC in connection with the Liquidation and any unpaid Retention Payment, as defined below (but excluding TUCHMAN's incentive compensation hereunder and Raymond Cardonne's incentive compensation under his employment agreement with REFAC), minus (vii) REFAC's total proceeds from exercises of options for common stock of REFAC that occur between the date of the Merger Agreement and the Effective Time.

         (2) Eligible Consideration - Termination Due to Death or Disability or By REFAC Without Cause or By TUCHMAN for Good Reason. In the event that TUCHMAN's employment is terminated by REFAC without Cause or by TUCHMAN for Good Reason or due to TUCHMAN's Disability or is terminated upon TUCHMAN's death, in any such case during the Employment Period, "Eligible Consideration" shall mean the sum of (i) the aggregate amount of cash and the fair market value (as determined by the Board in its sole discretion) of securities that would be available for distribution to REFAC's stockholders if REFAC completely liquidated on the date of such termination, plus (ii) the amount of any expenditure by the Company, made between the Effective Time and the date of such termination, that is unrelated to a Liquidation or the continued operation of the Company as conducted at the Effective Time (other than expenditures to purchase securities described in subparagraph (i)), plus (iii) the total amounts paid or payable upon completion of future services to TUCHMAN pursuant to Sections 6 and 7 of this Agreement and any incentive compensation paid to Raymond Cardonne with respect to any Company Sale, as defined in his employment agreement with REFAC, plus (iv) any compensation paid to TUCHMAN or Raymond Cardonne with respect to any prior Liquidation, plus (v) any amount paid by REFAC to Palisade pursuant to Section 9.03(b) of the Merger Agreement, plus (vi) the amount (as determined by the Board in its sole discretion) that reasonably may be realized upon the sale of REFAC's remaining assets that are derived from the assets of REFAC as of the Effective Time, minus (vii) the cash and fair market value of assets (as determined by the Board in its sole discretion) needed to be reserved for actual or potential liabilities or claims against or relating to REFAC, including any unpaid Retention Payment (but excluding TUCHMAN's incentive compensation hereunder and Raymond Cardonne's incentive compensation under his employment agreement with REFAC), minus (viii) legal and other fees and expenses expected by the Board, in its sole discretion, to be incurred by REFAC in connection with the sale of REFAC's assets, minus (ix) REFAC's total proceeds from exercises of options for common stock of REFAC that occur between the date of the Merger Agreement and the Effective Time.

         (c) Calculation of Eligible Consideration. The Board in its sole discretion shall make all calculations and determinations necessary to the calculation of the Eligible Consideration. Distributable Amount shall be determined exclusively with respect to the assets and businesses of REFAC as of the Effective Time. In the case of a Liquidation, the Eligible Consideration shall be calculated immediately prior to each date of an actual distribution to stockholders. In the case of a Payment Event other than a Liquidation, the Eligible Consideration shall be calculated immediately upon the occurrence of such Payment Event.

         (d) Payment of Success Bonus. (i) In the event of a Liquidation, REFAC shall pay TUCHMAN the Success Bonus at the time of the consummation of such Liquidation. In the event of a Payment Event other than a Liquidation, REFAC shall pay TUCHMAN the Success Bonus as soon as practicable following the occurrence of such Payment Event.

         (ii) Notwithstanding the foregoing, in the event that some or all of the Eligible Consideration consists of securities or other property, the Board may, in its sole discretion, pay TUCHMAN a ratable portion of his Success Bonus in such securities or other property, which shall be valued by the Board in its sole discretion. If there are restrictions imposed upon the consideration (including, without limitation, transfer restrictions or forfeiture conditions), the Board may, in its sole discretion, require TUCHMAN to consent to the imposition of similar restrictions upon any share of such consideration conveyed to him. Payment of such incentive compensation shall be made within thirty (30) days after the date of calculation except that the Board may also elect to pay TUCHMAN his share of any consideration that it receives in installment payments within thirty
(30) days after receipt.

         (e) Liquidation Defined. For purposes of this Agreement, a "Liquidation" shall mean any sale of assets of REFAC during the Employment Period.

         6. Signing Bonus. At the Effective Time, REFAC will pay TUCHMAN a one time cash bonus of $800,000.

         7. Retention Payments. If TUCHMAN is employed by REFAC, Palisade or one of their respective subsidiaries on the retention payment dates set forth below (each, a "Retention Payment Date"), REFAC will pay to TUCHMAN the retention payment set forth below with respect to such Retention Payment Date (each, a "Retention Payment") within seven (7) days following such Retention Payment Date:

                   --------------------------------------------------
                   Retention Payment      Retention Payment Date
                   --------------------------------------------------
                   $200,000               First anniversary of the
                                          Effective Time
                   --------------------------------------------------
                   $100,000               January 1, 2004
                   --------------------------------------------------
                   $155,000               March 31, 2004
                   --------------------------------------------------


         8. Fringe Benefits, Expenses and Related Matters.

         (a) Expenses. During Employment Period, TUCHMAN will be entitled to receive prompt reimbursement for all reasonable expenses incurred by TUCHMAN in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business or at the request of and in the service of REFAC, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by REFAC.

         (b) Automobile. During the Employment Period, REFAC will provide TUCHMAN with an automobile with a maximum monthly lease payment of $650.

         (c) Other Benefits. TUCHMAN will be entitled to participate in or receive benefits under any employee benefit plan or arrangement now or in the future made available by REFAC generally to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, including health insurance and life insurance benefits.

         (d) Vacations. TUCHMAN will be entitled to four weeks of paid vacation per calendar year, prorated for any portion thereof and to all paid holidays given by REFAC in accordance with REFAC's regular paid holidays policy.

         9. Facilities and Support Services Furnished. REFAC will furnish TUCHMAN with office space, secretarial assistance and such other facilities and services as shall be suitable to TUCHMAN's position and adequate for the performance of his duties as herein set forth.

         10. Termination. TUCHMAN's employment hereunder may be terminated under the following circumstances:

         (a) Death. TUCHMAN's employment hereunder will terminate immediately upon his death.

         (b) Disability. REFAC may terminate TUCHMAN's employment hereunder if TUCHMAN should become permanently disabled. For the purposes of this Agreement, permanent disability ("Disability") means TUCHMAN's inability, by virtue of physical or mental illness or injury, to perform his regular duties on a full-time, continuous basis for 120 consecutive days. TUCHMAN's disability will be established if a qualified medical doctor selected by the parties so certifies in writing. If the parties are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. TUCHMAN will make himself available for an examination by a doctor selected in accordance with this paragraph (b).

         (c) Cause. REFAC may terminate TUCHMAN's employment hereunder for Cause at any time during the Employment Period hereof as hereinafter set forth. For purposes of this Agreement, REFAC will have "Cause" to terminate TUCHMAN's employment hereunder upon (i) the willful and continued failure, in the reasonable judgment of the Board, by TUCHMAN to perform substantially his duties with REFAC (other than any such failure resulting from his death or Disability) after a written demand for substantial performance is delivered to TUCHMAN by the Board which specifically identifies the manner in which it is believed that TUCHMAN has not substantially performed his duties or (ii) the conviction of TUCHMAN (or the entering by TUCHMAN of a plea of guilty or nolo contendere) for any felony or any lesser crime which involved REFAC or its property. For purposes of clause (i) of this definition, no act, or failure to act, on TUCHMAN's part shall be deemed "willful" unless done, or omitted to be done, by TUCHMAN not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company. Notwithstanding the foregoing, TUCHMAN will not be deemed to have been terminated for Cause within the meaning of clause (i) without (1) reasonable notice to TUCHMAN setting forth the reasons for REFAC's intention to terminate for Cause, (2) an opportunity for TUCHMAN, together with his counsel, to be heard before the Board, and (3) delivery to TUCHMAN of a Notice of Termination, as defined in paragraph (e) of this Section 10, from the Board finding that, in the good faith opinion of the Board, clause
(i) hereof may be invoked, and specifying the particulars thereof in detail.

         (d) Good Reason. TUCHMAN may terminate his employment with REFAC for Good Reason at any time during the Employment Period. For purposes of this Agreement, TUCHMAN will have "Good Reason" to terminate his employment with REFAC upon: (i) the assignment to TUCHMAN of any duties materially inconsistent with his status as Chief Executive Officer of REFAC or a substantial adverse alteration in the nature or status of his responsibilities, giving due regard to the intention of Palisade for REFAC to acquire new businesses which may not be under the management control of TUCHMAN; (ii) a reduction by REFAC in TUCHMAN's Base Salary set forth in
Section 5 hereof; (iii) the relocation of TUCHMAN's principal place of employment to a location more than thirty-five (35) miles from TUCHMAN's principal place of employment; (iv) the failure by REFAC to pay to TUCHMAN any portion of the Executive's current compensation within seven (7) days of the date such compensation is due; and (v) any other material breach of this Agreement by REFAC which is not cured within ten (10) days of a written notice by TUCHMAN. TUCHMAN's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. TUCHMAN's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         (e) Notice of Termination. Any termination of TUCHMAN's employment by REFAC or by TUCHMAN (other than termination pursuant to Section 10(a)) during the Employment Period will be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of TUCHMAN's employment under the provision so indicated.

         (f) Date of Termination. "Date of Termination" shall mean (i) if TUCHMAN's employment is terminated by his death, the date of his death,
(ii) if TUCHMAN's employment is terminated pursuant to paragraph (b) of this Section 10, three weeks after Notice of Termination, (iii) if TUCHMAN's employment is terminated pursuant to paragraph (c) or (d) of this
Section 10, the date specified in the Notice of Termination, and (iv) if TUCHMAN's employment is terminated for any other reason, the date specified in the Notice of Termination.

         (g) TUCHMAN Cooperation. From and after the earlier to occur of
(i) delivery of a Notice of Termination and (ii) termination of TUCHMAN's employment hereunder (other than termination due to TUCHMAN's death) TUCHMAN will, to the best of his knowledge, disclose or provide for the disclosure to REFAC or any successor thereof, orally or in writing as appropriate, all information of a material nature relating to existing or prospective clients and licensees and as to any other matters in which TUCHMAN shall prior to his Date of Termination have been personally involved or as to which TUCHMAN will have acquired special knowledge, and TUCHMAN will thereafter answer to the best of his knowledge any questions that REFAC may from time to time submit with respect to any such aforesaid matters.

         11. Compensation Upon Termination or During Disability.

         (a) Disability. During any period that TUCHMAN fails or is unable to perform his duties hereunder as a result of Disability, TUCHMAN will continue to receive his full salary at the rate then in effect for such period until his employment is terminated, provided that such payments will be reduced by the amounts, if any, paid to TUCHMAN under any disability benefit plans of REFAC or under the Social Security disability insurance program. Following the termination of his employment, TUCHMAN's benefits will be determined in accordance with REFAC's retirement, insurance, and other applicable programs and plans then in effect, if any.

         (b) Death. If TUCHMAN's employment should be terminated by his death, REFAC will (i) pay any accrued salary and other compensation and benefits through the date of death to TUCHMAN's spouse, or, if he leaves no spouse, to his estate and (ii) pay or cause the payment to TUCHMAN's beneficiary, or if he specified no beneficiary, to his estate, the death benefits payable pursuant to REFAC's life insurance program in effect at the date of death, if any.

         (c) Cause. If TUCHMAN's employment should be terminated by REFAC for Cause or by TUCHMAN during the Employment Period, REFAC will pay TUCHMAN his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which TUCHMAN is entitled as of the Date of Termination under any benefit plan of REFAC at the time such payments are due, and REFAC will have no further obligations to TUCHMAN under this Agreement.

         (d) Without Cause. TUCHMAN's employment with REFAC may not be terminated by REFAC during the Employment Period for reasons other than those described in Section 10(a), 10(b) or 10(c) unless, prior to such termination TUCHMAN has together with his counsel had an opportunity to appear and be heard at a meeting of the Board which was called and held (after reasonable notice to TUCHMAN) for the purpose of considering such a termination. In the event that TUCHMAN's employment is terminated by REFAC during the Employment Period for reasons other than those described in
Section 10(a), 10(b) or 10(c), REFAC will (i) pay TUCHMAN a lump sum equal to the sum of (A) his full salary that would have been payable for the remainder of the Employment Period absent such termination at the rate in effect at the time Notice of Termination is given and (B) all Retention Payments not previously paid and (ii) will provide, except to the extent that TUCHMAN shall receive similar benefits from a subsequent employer, the life, health and similar welfare benefits which TUCHMAN would have been entitled to during the remainder of the Employment Period absent such termination under any such benefit plan of REFAC.

         (e) Good Reason. In the event that TUCHMAN's employment is terminated by TUCHMAN during the Employment Period for Good Reason, REFAC will (i) pay TUCHMAN a lump sum equal to the sum of (A) his full salary that would have been payable for the remainder of the Employment Period absent such termination at the rate in effect at the time Notice of Termination is given and (B) all Retention Payments not previously paid and
(ii) will provide, except to the extent that TUCHMAN shall receive similar benefits from a subsequent employer, the life, health and similar welfare benefits which TUCHMAN would have been entitled to during the remainder of the Employment Period absent such termination under any such benefit plan of REFAC.

         (f) Mitigation of Payments. TUCHMAN will not be required to mitigate the amount of any lump sum payment or bonus entitlement provided for in this Section 11 by reducing it by the amount of any compensation earned by TUCHMAN as the result of employment by another employer after the Date of Termination, or otherwise. However, he will be required to mitigate the costs of the other benefits provided for in this Section.

         12. Noncompetition. TUCHMAN will not, except as hereinafter set forth, engage in any Competitive Activity (as hereinafter defined) during the Employment Period. For purposes of this Section, "Competitive Activity" will mean directly or indirectly: owning, managing, controlling, investing in, or otherwise being connected with, in any manner, whether as an officer, director, employee, partner, investor, consultant, lender or otherwise, any business entity or activity which is engaged in, or is in any way related to, the business of establishing, acquiring or administrating manufacturing licenses and joint ventures from or with third parties in the United States; it will also mean the direct or indirect solicitation or representation for any such business purpose of or for any existing or prospective client of REFAC or any of its subsidiaries. Nothing herein contained will prohibit TUCHMAN from (i) investing in securities of a business entity if the securities of such entity are listed for trading on a national securities exchange or traded in the over-the-counter market and TUCHMAN's holdings therein represent less than five (5%) percent of the total number of shares or principal amount of other securities of such entity outstanding or (ii) at any time subsequent to the termination of this Agreement, engaging in the design, development and licensing of children's toys, games, stationery products and characters in or with which REFAC, prior to such termination, shall not have been directly, indirectly or prospectively engaged for REFAC's own account or in the normal course of REFAC's business.

         13. Section 162 (m). In the event that any payment or benefit received or to be received by TUCHMAN in connection with his employment by REFAC would otherwise not be deductible (in whole or part), by REFAC as a result of the operation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the delivery of the non-deductible portion of such payment or benefit to TUCHMAN by REFAC shall be deferred until the earliest date on which it may be delivered to TUCHMAN without being subject to the limit on deductibility imposed by Section 162(m) of the Code.

         14. Successors; Binding Agreement.

         (a) Should any entity succeed (whether by purchase, merger, consolidation or similar transaction) to all or substantially all of the business and/or assets of REFAC, TUCHMAN shall continue to perform all of his duties and obligations hereunder.

         (b) REFAC will require any successor (whether by purchase, merger, consolidation or similar transaction) to all or substantially all of the business and/or assets of REFAC, by agreement in form and substance reasonably satisfactory to TUCHMAN, to expressly assume and agree to perform this Agreement in substantially the same manner and to substantially the same extent that REFAC would be required to perform it if no such succession had taken place.

         (c) This Agreement and all rights of TUCHMAN hereunder shall inure to the benefit of and be enforceable by TUCHMAN's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If TUCHMAN should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to TUCHMAN's devisee, legatee, or other designee or, if there be no such designee, to TUCHMAN's estate.

         15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:


         If to TUCHMAN:

                  Robert L. Tuchman
                  1 Vultee Drive
                  Florham Park, NJ 07932

         If to REFAC:

                  REFAC
                  The Hudson River Pier
                  115 River Road
                  Edgewater, New Jersey 07020

         Copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, New York 10036
                  Attention:  Stephen Banker, Esq.

         or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         16. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by TUCHMAN and such other officer of REFAC as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All compensation payable to TUCHMAN pursuant to this Agreement shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

         17. Validity. If any term or provision of this Agreement or the application thereof to any person, entity or circumstance should to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to any person, entity or circumstance other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement (including, to the extent permitted by law, any such term or provision which has been held to be otherwise invalid or unenforceable) shall be deemed valid and enforceable to the fullest extent permitted by law.

         18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         20. Confidentiality. As an officer and director of REFAC, TUCHMAN is privy to information generally regarded as confidential and often proprietary with respect to REFAC, its business relationships, negotiations and activities. Such information may include details of REFAC's business and client relationships (past, present and prospective) and related REFAC and client plans, products, property rights, technical and market data.

         By reason of the foregoing:

         (a) TUCHMAN will not at any time divulge or negligently permit the communication of any of the foregoing types of information in any way that could conflict with the interests of REFAC and its clients and the responsibilities of REFAC to its clients and business associates.

         (b) For a period of two (2) years after any Date of Termination, TUCHMAN will not without REFAC's prior written approval by a designated REFAC officer, directly or indirectly, either as a principal, agent, employee or employer or in any other capacity, solicit, serve, engage or assist in the business of any REFAC client or business associate or of any prospective client or business associate with whom REFAC shall have been in contact for business purposes at any time prior to the termination date of TUCHMAN's employment by REFAC.

         (c) For a period of two (2) years after any Date of Termination, neither TUCHMAN nor any company which TUCHMAN directly or indirectly owns, controls or manages shall employ or solicit the employment of any present or future REFAC employee.

         21. Breach of Confidentiality Covenant. Each of the parties hereto acknowledges that in the event of any breach of Section 20 of this Agreement by TUCHMAN, REFAC would be irreparably harmed and could not be made whole by monetary damages. Therefore REFAC, in addition to any other remedy to which it may be entitled at law or in equity, may compel specific performance of Section 20 of this Agreement. TUCHMAN hereby acknowledges and agrees that the covenants contained in Section 20 of this Agreement are reasonable and fully necessary for the protection of the legitimate interests of REFAC and are not oppressive to the interest of TUCHMAN.

         22. Entire Agreement. This Agreement shall not be effective and shall have no force or effect unless and until the Effective Time occurs. The Prior Agreement shall remain in force and effect in accordance with its terms until the Effective Time. At the Effective Time, this Agreement shall supersede the Prior Agreement in its entirety and the Prior Agreement shall be of no further force or effect. Under no circumstances shall the consummation of the Merger, shareholder approval thereof or any other event relating thereto be deemed a "Company Sale" for any purposes under the Prior Agreement. Subject to the foregoing, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, agreements, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.




         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                                                  /s/ Robert L. Tuchman
                                                  ---------------------------
                                                  Robert L. Tuchman


                                                  REFAC


                                                  By: /s/ Neil Austrian
                                                      ------------------------
                                                      Name:  Neil Austrian
                                                      Title: Director

                                                              EXHIBIT 10.3




                             FIRST AMENDMENT TO
                            EMPLOYMENT AGREEMENT
                                  BETWEEN
                          RAYMOND A. CARDONNE, JR.
                                    AND
                                   REFAC

         This First Amendment (this "Amendment") to the Employment Agreement (the "Agreement") made as of March 21, 2002 between REFAC, a Delaware corporation ("REFAC"), and Raymond A. Cardonne ("CARDONNE").

         CARDONNE is currently employed by REFAC pursuant to the Agreement;

         REFAC intends to enter into an Agreement and Plan of Merger by and among REFAC, Palisade Concentrated Equity Partnership, L.P. ("Palisade") and Palisade Merger Corp. (the "Merger Sub") (the "Merger Agreement") pursuant to which the Merger Sub will merge with and into REFAC (the "Merger") and REFAC will become a subsidiary of Palisade;

         Following the Merger, the parties hereto desire to continue CARDONNE's employment upon the terms and conditions set forth in the Agreement, subject to the modifications set forth in this Amendment.

         Effective as of the "Effective Time" (as defined in the Merger Agreement), the Agreement shall be amended as follows:

         1. Following the Effective Time, the definition of "Distributable Amount" set forth in Section 5(b)(1) shall read as follows:

         "Distributable Amount" shall mean the sum of (i) the aggregate amount of cash and the fair market value (as determined by the Board in its sole discretion) of securities that would be available for distribution to REFAC's stockholders if REFAC completely liquidated on the date of the Liquidation or expiration, as applicable, plus (ii) the amount of any expenditure by the Company, made between the Effective Time (as defined in the Agreement and Plan of Merger by and among REFAC, Palisade Concentrated Equity Partnership, L.P. ("Palisade") and Palisade Merger Corp. (the "Merger Agreement")) and the date of the Liquidation or expiration, as applicable, that is unrelated to a Liquidation or the continued operation of the Company as conducted at the Effective Time (other than expenditures to purchase securities described in subparagraph (i)), plus (iii) the total amounts paid or payable upon completion of future services to Robert L. Tuchman pursuant to Sections 6 and 7 of his employment agreement with REFAC and any incentive compensation paid to CARDONNE with respect to any Company Sale, plus (iv) any compensation paid to CARDONNE or Robert L. Tuchman with respect to any prior Liquidation, plus (v) any amount paid by REFAC to Palisade pursuant to Section 9.03(b) of the Merger Agreement, minus (vi) the amount of cash and the fair market value of assets (as determined by the Board in its sole discretion) reserved to cover actual or potential liabilities or claims against or relating to REFAC, including unpaid legal and other fees and expenses incurred by REFAC in connection with the Liquidation and any unpaid retention payment under Robert L. Tuchman's employment agreement with REFAC (but excluding CARDONNE's incentive compensation hereunder and Robert L. Tuchman's incentive compensation under his employment agreement with REFAC), minus
         (vii) REFAC's total proceeds from exercises of options for common stock of REFAC that occur between the date of the Merger Agreement and the Effective Time.

         2. Following the Effective Time, the definition of "Eligible Consideration" set forth in Section 5(b)(2) shall read as follows:

         In the event that CARDONNE's employment is terminated by REFAC without Cause or due to CARDONNE's Disability or is terminated upon CARDONNE's death, in any such case prior to the expiration of the term of this Agreement, "Eligible Consideration" shall mean the sum of (i) the aggregate amount of cash and the fair market value (as determined by the Board in its sole discretion) of securities that would be available for distribution to REFAC's stockholders if REFAC completely liquidated on the date of such termination, plus (ii) the amount of any expenditure by the Company, made between the Effective Time and the date of such termination, that is unrelated to a Liquidation or the continued operation of the Company as conducted at the Effective Time (other than expenditures to purchase securities described in subparagraph
         (i)), plus (iii) the total amounts paid or payable upon completion of future services to Robert L. Tuchman pursuant to Sections 6 and 7 of his employment agreement with REFAC and any incentive compensation paid to CARDONNE with respect to any Company Sale, plus (iv) any compensation paid to CARDONNE or Robert L. Tuchman with respect to any prior Liquidation, plus (v) any amount paid by REFAC to Palisade pursuant to Section 9.03(b) of the Merger Agreement, plus (vi) the amount (as determined by the Board in its sole discretion) that reasonably may be realized upon the sale of REFAC's remaining assets that are derived from the assets of REFAC as of the Effective Time, minus (vii) the cash and fair market value of assets (as determined by the Board in its sole discretion) needed to be reserved for actual or potential liabilities or claims against or relating to REFAC, including any unpaid retention payment under Robert L. Tuchman's employment agreement with REFAC (but excluding CARDONNE's incentive compensation hereunder and Robert L. Tuchman's incentive compensation under his employment agreement with REFAC), minus
         (viii) legal and other fees and expenses expected by the Board, in its sole discretion, to be incurred by REFAC in connection with the sale of REFAC's assets, minus (ix) $10 million, minus (x) REFAC's total proceeds from exercises of options for common stock of REFAC that occur between the date of the Merger Agreement and the Effective Time.

         3. Following the Effective Time, the definition of "Liquidation" set forth in Section 5(f) shall be amended to read as follows:

         (f) Liquidation Defined. For purposes of this Agreement, a "Liquidation" shall mean any sale of assets of REFAC during the period between the Effective Time and March 31, 2004.




         IN WITNESS WHEREOF, the parties have executed this Amendment on August 19, 2002.

                                                /s/ Raymond A. Cardonne
                                                ----------------------
                                                Raymond A. Cardonne


                                                REFAC


                                                By: /s/ Neil Austrian
                                                    -----------------------
                                                    Name:  Neil Austrian
                                                    Title: Director

                                                               EXHIBIT 99




                 REFAC ANNOUNCES TRANSACTION WITH PALISADE
                 -----------------------------------------

                                ARTICLE 11

                  Edgewater, New Jersey, August 20, 2002 - Refac (AMEX:
REF) and Palisade Concentrated Equity Partnership, L.P. today jointly announced that they have entered into a merger agreement which provides for the merger of a Palisade subsidiary with Refac. As a result of the merger, Palisade will own approximately 80% of the outstanding stock of Refac. Following the merger, Refac will continue its liquidation of assets announced in March 2002. Palisade intends to use Refac as a vehicle for future acquisitions.

                  In the merger, Refac shareholders will receive $3.60 per share, along with 0.2 shares of new common stock of Refac. In addition, shareholders will have the right to sell the new Refac shares to Refac for a price of up to $5.50 per share, depending upon the Company's liquid distributable assets as of March 31, 2003 and June 30, 2005. This right to sell the shares will be limited to stockholders who hold their shares until the amount of liquid distributable assets at June 30, 2005 is determined.

                  "We are pleased to announce the Palisade transaction." said Robert L. Tuchman, Chairman and CEO of Refac. "We believe it provides maximum value to the Company's shareholders. Shareholders will not only get an immediate cash payment representing a premium over the market price, but they will also have the opportunity to participate in any growth under Palisade's leadership."

                  The merger is conditioned, among other things, upon approval by a majority of Refac's shareholders. The Company will schedule a special meeting of its shareholders to vote on the merger.

                  Refac also announced that it had amended its shareholder rights plan so that the rights would not be triggered by the Palisade transaction.

                  Refac also today reported a consolidated net loss for the six months ended June 30, 2002 of $4,738,000 or $1.25 per share, on a diluted basis, which consists of a net income from continuing operations of $482,000, or $0.13 per share, on revenues of $1,342,000, a loss, net of expected tax benefits, from discontinued operations of $3,137,000, or $0.83 per share, and a loss, net of expected tax benefits, from a cumulative effect of change in accounting principle of $2,083,000 or $0.55 per share.

                  During the same period in 2001, the Company had net income from continuing operations of $2,205,000 or $0.58 per share, on a fully diluted basis, on revenues of $3,963,000 and a loss from discontinued operations, net of tax, of $1,372,000 or $0.36 per share. The Company's planned liquidation of its licensing-related securities (KeyCorp) was completed during the second quarter of 2001 and such gains and dividends accounted for revenues and net income of $1,828,000 and $1,210,000.

                  Quarter Ended June 30, 2002 compared to 2001 - For the second quarter of 2002, the Company had a consolidated net loss of $2,520,000 or $0.66 per share, on a diluted basis, consisting of net income from continuing operations of $266,000, or $0.07 per share, on revenues of $715,000 and a loss, net of expected tax benefit, from discontinued operations of $2,786,000, or $0.73 per share.

                  During the comparable period in 2001, the Company had a consolidated net income of $305,000, or $0.08 per share, on a diluted basis, consisting of net income from continuing operations of $954,000 or $0.25 per share, on a fully diluted basis, on revenues of $1,708,000 and a loss, net of tax, from discontinued operations of $649,000 or $0.17 per share. During the quarter ended June 30, 2001 gains and dividends from licensing-related securities accounted for revenues and net income of $588,000 and $390,000, respectively.

                  Discontinued Operations - Discontinued operations include the Company's product development and graphic design consulting businesses and its consumer electronics business. For accounting purposes, an operation is considered discontinued when it meets the "held for sale" criteria of Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") 144, "Accounting for the Impairment or Disposal of Long-lived Assets". On March 21, 2002, the Company decided to reposition itself for sale or liquidation and, as a result of the actions taken to accomplish this repositioning, all of its business segments other than licensing have been classified as "discontinued operations".

                  Goodwill and Other Asset Impairments - The Company previously reported that it was obtaining appraisals required for impairment testing for goodwill (SFAS 142) "Goodwill and Other Intangibles" and its other long-term assets (SFAS 144) and that it expected that there would be a material impairment charge reflected in the second quarter results. Pursuant to SFAS 142, the Company engaged an independent valuation consultant to perform a transitional fair value based impairment test and recorded an impairment loss of $2,083,000 measured as of January 1, 2002, net of expected tax benefit, in the June 30, 2002 quarter as a cumulative effect of change in accounting principle. Pursuant to SFAS 142 and 144, the Company evaluated the impairment of the remaining goodwill and other long-lived assets and recorded an additional impairment loss of $1,889,000, net of expected tax benefit, in the June 30, 2002 quarter which is reflected in the results of the discontinued operations.

                  Commenting on the results and the status of the Company's repositioning, Refac CEO, Robert L. Tuchman noted that, "The impairment charges recognized in the second quarter reflect the adverse effect the economic slowdown has had on our creative services group and consumer products business. In August, we sold our graphics design group back to a company formed by the individual from whom we had originally purchased it in 1999 at a loss of $914,000, net of tax, which is reflected in the current period impairment charges. The buyer also subleased 3,492 square feet of space with a term commencing November 1, 2002 and terminating November 15, 2009, the date that the Company's lease for its premises terminates. The aggregate rent for during the term of this sublease is $565,809. As a result, the Company now has remaining 20,120 square feet of space available for sublease for which it is actively seeking subtenants.

                  While we are continuing to operate our product design group, we have found it increasingly difficult to instill confidence in prospective accounts as to our continuity and stability and we plan to wind up operations of this group by the end of the year if we cannot find a buyer. The impairment charge in the current quarter reduces the carrying value of goodwill for the product design group to zero.

                  We are also continuing to operate our consumer electronics business, Refac Consumer Products, Inc., while looking for a buyer. However, in an effort to limit our investment and risk, we have changed our marketing approach and are closing out our domestic inventory position. As soon as this liquidation is completed, we will no longer warehouse goods in the United States. Our second quarter results include a write-down in inventory of $657,000. We also terminated our sales management and consulting agreement with Griffin International, Inc. and wrote off $155,000, which represented the balance of the related prepaid consulting fee. In the future, we will manufacture goods only against customer orders and will seek to sell such products on a letter of credit basis, FOB Hong Kong.

                  While our licensing operations are still considered a continuing business, we have not undertaken any new technology licensing projects during the current or preceding three fiscal years. While continuing to manage established licensing relationships, we are looking to liquidate our portfolio through the sale of our rights and/or the collection of monies due and to become due under outstanding license agreements. In this regard, we have just sold our Heli-Coil and Dodge licensing rights and related sublicense agreements to Emhart LLC for $4,000,000 and our Gough licensing property and accounts receivable to Gough Holdings (Engineerings), Ltd. for $450,000, payable in five semi-annual installments, without interest, commencing September 30, 2002.

                  Our product development group has designed certain products pursuant to an agreement with OXO International, a division of World Kitchen, Inc. ("WKI") in exchange for royalties based upon the sales of such products. In May, WKI filed a petition of bankruptcy for reorganization under Chapter 11 and the discontinued loss for the second quarter includes a write-off of $82,578 in accrued royalties due from OXO resulting from our design services. The OXO agreement and relationship is now being managed as part of our licensing operations and we are working with OXO to resolve the status of our agreement and future entitlements."





                                   Refac
                       Consolidated Operating Results


                                                                              Six Months Ended June 30,
                                                                               2002               2001
                                                                         ------------------------------------

Total revenues                                                                 $1,342,000         $3,963,000

Net income from continuing operations                                            $482,000         $2,205,000

Loss from discontinued operations, net of taxes                               ($3,137,000)       ($1,372,000)

Loss from cumulative effect of change in accounting principle                 ($2,083,000)          -

Net income (loss)                                                             ($4,738,000)           $833,000

Diluted income per share from continuing operations                            $0.13              $0.58

Loss per diluted share from discontinued operations                           ($0.83)            ($0.36)

Loss per diluted share from cumulative effect of change in accounting         ($0.55)            ($0.00)
principle

Net income (loss) per diluted share                                           $(1.25)             $0.22

Number of diluted shares                                                     3,804,832          3,797,881


                                                                             Three Months Ended June 30,
                                                                               2002               2001
                                                                         ------------------------------------

Total revenues                                                                    $715,000         $1,708,000

Net income from continuing operations                                             $266,000           $954,000

Loss from discontinued operations, net of taxes                               ($2,786,000)         ($649,000)

Net income (loss)                                                             ($2,520,000)           $305,000

Diluted income per share from continuing operations                                $0.07               $0.25

Loss per diluted share from discontinued operations                               ($0.73)             ($0.17)

Net income (loss) per diluted share                                               ($0.66)              $0.08

Number of diluted shares                                                        3,812,127           3,795,261


                                 * * * * *

         Statements about the Company's future expectations and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that the "forward-looking statements" contained herein be subject to the above-mentioned statutory safe harbors. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected or inferred results. There are no assurances as to the amounts to be realized in connection with the sale of the Company's assets.

                                   # # #